UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Model N, Inc.
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January 8, 2021

Dear Fellow Stockholders:
Thank you for your investment in Model N. It has been my privilege to serve as the non-executive Chair of the Board of Directors, working with a group of highly committed and knowledgeable Board members in stewardship of the long-term interests of our stockholders. As a Board, we worked to provide independent oversight of Model N’s management team, and engaged in continuous dialogue concerning corporate strategy, business objectives and governance of the Company.
Board Oversight of Corporate Strategy and Risk
The Board is committed to its role as your fiduciaries, and we believe that our Directors’ diverse skills and backgrounds represent the expertise required for effective oversight of Model N’s business. As Model N’s management team delivered strong financial results in fiscal year 2020 despite the challenges posed by the pandemic, the Board members, who have significant experience serving as executive, financial or technological leaders at technology companies, oversaw management’s continued expansion of Model N’s customer base and new SaaS transitions. Model N’s long-term strategy of focusing on two core vertical markets - life sciences and high tech – is working, as Model N made significant progress in both verticals in fiscal year 2020.

Sustainability and Corporate Responsibility at Model N
We believe that sustainable business practices are essential to the creation of long-term value, and that running our business in a responsible manner is intrinsically tied to achieving operational excellence. After considering valuable stockholder feedback related to environmental, social and governance (“ESG”) matters in recent years, discussions in which I personally participated, we have created a sustainability working group consisting of representatives from various Model N departments as well as external advisors to identify and assess ESG factors that are material to our business, and have embarked on an important journey to begin disclosing our ESG practices. A summary of Model N’s ESG approach is described on page 21 of this proxy statement.

Given that diversity in the boardroom is both an integral part of the Board refreshment process and a component of ESG at Model N, we are pleased to share that we welcomed two new members to our Board in 2020, further increasing the diversity of Model N’s Board. Our Board and management believe that the best performing companies and Boards are diverse in composition and perspective.

Our Response to Covid-19
The COVID-19 global pandemic has tested almost every company, allowing the market to gauge how sustainably companies run their business. I am proud to share that Model N moved quickly and proactively to protect the health and well-being of our employees first and foremost, and used this time of hardship to forge even deeper, more committed relationships with our customers and employees. Indeed, the pandemic revealed the essence of our approach at Model N: by protecting and enhancing value for our stakeholders, we also create value for our stockholders.

On behalf of Model N’s Board and the management team, we pledge to continue to work as your fiduciaries to enable the sustainability and success of Model N’s long-term strategies. Thank you for your continued support.

Best regards,
Baljit Dail
Non-Executive Chair of the Board

MODEL N, INC.
777 MARINERS ISLAND BOULEVARD, SUITE 300
SAN MATEO, CALIFORNIA 94404
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:30 a.m. Pacific Time on Friday, February 19, 2021
TO THE HOLDERS OF COMMON STOCK OF MODEL N, INC.:
The Annual Meeting of Stockholders of Model N, Inc., a Delaware corporation (“Model N”), will be held on Friday, February 19, 2021 at 11:30 a.m. Pacific Time via live webcast at https://web.lumiagm.com/291527551 (password: Modn2021) for the following purposes:
1.    To elect three Class II directors to serve until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
2.    To approve the 2021 Equity Incentive Plan;
3.    To approve the 2021 Employee Stock Purchase Plan;
4.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021;
5.    To hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
6.    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Model N has fixed the close of business on December 21, 2020 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on December 21, 2020 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available upon request by any stockholder for any purpose relating to the meeting. Stockholders can request the list of stockholders through our investor relations website at https://investor.modeln.com/resources/information-request-form/default.aspx. The stockholder list will also be available during the live webcast at https://web.lumiagm.com/291527551 (password: Modn2021). Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

A Notice Regarding the Availability of Proxy Materials (“Notice”) is being mailed to stockholders of record as of the record date beginning on or about January 8, 2021. The Notice contains instructions on how to access our proxy statement for our 2021 Annual Meeting of Stockholders and our Annual Report on Form 10-K for our fiscal year ended September 30, 2020 (together, the proxy materials). The Notice also provides instructions on how to vote online and how to receive a paper or email copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address:
http://investor.modeln.com/annual-meeting/Index?KeyGenPage=1073749823.
If you have any questions regarding this information or the proxy materials, please visit our website at www.modeln.com or contact our investor relations department at 650-610-4998.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Model N and look forward to receiving your proxy.

By order of the Board of Directors,
Jason Blessing
Chief Executive Officer
San Mateo, California

January 8, 2021

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek”, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this proxy statement.
As used in this proxy statement, the terms “Model N,” “we,” “us,” and “our” mean Model N, Inc. and its subsidiaries unless the context indicates otherwise.

MODEL N, INC.
777 Mariners Island Boulevard, Suite 300
San Mateo, California 94404

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
to be held on Friday, February 19, 2021 at 11:30 a.m. PT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at 11:30 a.m. PT on Friday, February 19, 2021, and any postponements or adjournments thereof. The Annual Meeting will be held via live webcast at https://web.lumiagm.com/291527551 (password: Modn2021). Beginning on or about January 8, 2021, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials.
QUESTIONS AND ANSWERS
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•the election of three Class II directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;
•a proposal to approve the 2021 Equity Incentive Plan;
•a proposal to approve the 2021 Employee Stock Purchase Plan;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021;
•a proposal to hold a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
•any other business that may properly come before the meeting.
How does the Board of Directors recommend I vote on these proposals?
The Board of Directors recommends a vote:
•FOR the re-election of Baljit Dail, Melissa Fisher and Alan Henricks, our nominees for Class II directors;
•FOR the approval of the 2021 Equity Incentive Plan;
•FOR the approval of the 2021 Employee Stock Purchase Plan;
•FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and
•FOR the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Who is entitled to vote?
Holders of our common stock as of the close of business on December 21, 2020, the record date, may vote at the Annual Meeting. As of the record date, we had 35,046,440 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Model N will be entitled to one vote for each share of common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
How do I vote?
There are four ways for stockholders of record to vote:
•by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on February 18, 2021 (have your Notice or proxy card in hand when you visit the website);
We encourage you to vote this way as it is the most cost-effective method.
•by toll-free telephone at 800-776-9437 (or 718-921-8500 for international callers) until 11:59 p.m. Eastern Time on February 18, 2021 (have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card so that it is received prior to the Annual Meeting; or
•by voting online at the Annual Meeting (have your Notice or proxy card in hand).
Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone (until 11:59 p.m. Eastern Time on February 18, 2021);
•returning a later-dated proxy card so that it is received prior to the Annual Meeting;
•notifying the Corporate Secretary of Model N, in writing, at the address listed on the front page; or
•completing a ballot online at the Annual Meeting (have your Notice or proxy card in hand).
Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot online at the Annual Meeting.
What is the effect of giving a proxy?
    Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy card have been designated as proxies by our Board of Directors. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting.
What is the effect of broker non-votes and abstentions?
A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast for or against a matter and, therefore, will have no effect on the election of directors, the approval of the 2021 Equity Incentive Plan, the approval of the 2021 Employee Stock Purchase Plan, the ratification of the appointment of PricewaterhouseCoopers LLP, or the non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on these proposals, but are counted in the determination of a quorum.
How many votes are needed for approval of each matter?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.
•Proposal No. 2: The approval of the 2021 Equity Incentive Plan must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

•Proposal No. 3: The approval of the 2021 Employee Stock Purchase Plan must receive affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

•Proposal No. 4: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

•Proposal No. 5: The non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement must receive the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.
How are proxies solicited for the Annual Meeting?
The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Model N. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on the election of directors, the approval of the 2021 Equity Incentive Plan, the approval of the 2021 Employee Stock Purchase Plan, or the non-binding advisory vote on the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, primarily via the Internet. Beginning on or about January 8, 2021, we mailed to our stockholders a “Notice Regarding the Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. You may revoke your consent at any time by contacting the Corporate Secretary of Model N, in writing, at the address listed on the front page, or by telephone at (650) 610-4600.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Model N or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
Where can I find Model N’s Corporate Governance Guidelines and other governance documents?
Model N has adopted Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines, as well as copies of the Code of Business Conduct for Directors, Code of Business Conduct for Employees, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter, can be accessed through the Investor Relations section of our website, under Company—Investor Relations—Governance, or by clicking on the following link:
http://investor.modeln.com/govdocs.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of nine members. Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.
Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The class of each director is set forth in the table below.
The directors who are serving for terms that end following the meeting, and their ages, positions and length of board service as of December 21, 2020, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board of Directors.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Baljit Dail	II	53	Director	2017	2021	2024
Melissa Fisher	II	48	Director	2016	2021	2024
Alan Henricks	II	70	Director	2015	2021	2024
Continuing Directors
Jason Blessing	III	49	Chief Executive Officer and Director	2018	2022	—
Kim DeCarlis	III	54	Director	2020	2022	—
Dave Yarnold	III	60	Director	2018	2022	—
Tim Adams	I	61	Director	2016	2023	—
Manisha Shetty Gulati	I	42	Director	2020	2023	—
Scott Reese	I	48	Director	2019	2023	—

Nominees for Director
Baljit Dail has served as a member of our Board of Directors since May 2017. In April 2019, Mr. Dail joined IRI Worldwide as President of IRI Global. Since January 2009, Mr. Dail has served as an independent director at the Midcontinent Independent System Operator. Since March 2018, Mr. Dail has served on the boards of Sparta Systems and One Digital. In addition, Mr. Dail joined the Beeline board of directors in August 2018. From May 2013 to January 2017, Mr. Dail served as the Chairman of JDA Software where he was also Chief Executive Officer from April 2014 to January 2017. From April 2012 to December 2014, Mr. Dail served as a managing director of New Mountain Capital. From April 2012 to December 2014, Mr. Dail served as a member of the board of directors and chair of the compensation committee of Western Dental. From May 2012 to April 2014, Mr. Dail served as a member of the board of directors at AmWINS Group. From November 2005 to March 2012, Mr. Dail served in several leadership roles at Aon Consulting, including Chief Executive Officer Aon Consulting and Aon Hewitt, Chief Information Officer or Aon Corporation and Chief Operating Officer of Aon Benfeild. Mr. Dail holds a B.Sc. in Computer Science from the University of Warwick in England. Our Board of Directors determined that Mr. Dail should serve as a director based on his extensive experience as a chief executive officer and his understanding of the software industry.

Melissa Fisher has served as a member of our Board of Directors since August 2016 and previously served on the board of directors for Image Sensing Systems, Inc., as chair of the audit committee, as well as Digital Generation, Inc. Since June 2020, Ms. Fisher has served as Chief Financial Officer at Outreach, the leading sales engagement platform helping companies dramatically increase productivity and drive smarter, more insightful engagement with their customers. From April 2016 to May 2020, Ms. Fisher served as Chief Financial Officer at Qualys, Inc., a provider of cloud-based security and compliance solutions. From April 2015 to April 2016, Ms. Fisher served as Head of Financial Planning and Analysis, Treasury and Investor Relations at Zynga Inc., a developer of online and mobile social games. From July 2013 to March 2015, Ms. Fisher served as Head of Corporate Development, Treasury and Investor Relations at Digital River, Inc., a cloud-based ecommerce and payments company. Prior to joining Digital River, Ms. Fisher spent 15 years as an investment banker advising companies in the technology sector. Ms. Fisher holds an MBA from Harvard Business School and A.B. degree in government from Harvard University. Our Board of Directors determined that Ms. Fisher should serve as a director based on her significant experience working with software companies and her significant financial experience.

Alan Henricks has served as a member of our Board of Directors since May 2015. Since May 2009, Mr. Henricks has been a board member, advisor and consultant to a variety of technology companies. Mr. Henricks has served as a board member and audit committee chairman of Roku, Inc. since May 2012. From March 2014 to May 2020, Mr. Henricks served as a board member and audit committee chairman of A10 Networks, Inc., and from April 2010 to June 2015 he served as a board member of Ellie Mae, Inc. From 2009 to 2019, Mr. Henricks consulted as Chief Financial Officer for several private companies including Ring, Inc., Tile Inc., Livescribe Inc., and Santur Corporation. From September 2006 to May 2009, Mr. Henricks served as Chief Financial Officer of Pure Digital Technologies, Inc. Prior to September 2006, Mr. Henricks served as Chief Financial Officer of several private and public companies including Traiana Inc., Informix Software, Inc., Documentum, Inc., Borland International, Inc., Cornish & Carey and Maxim Integrated Products, Inc. Mr. Henricks holds a B.S. degree in Engineering from the Massachusetts Institute of Technology and an MBA from Stanford University. Our Board of Directors determined that Mr. Henricks should serve as a director based on his extensive experience serving as a chief financial officer of both public and private companies.
Continuing Directors
Jason Blessing has served as our Chief Executive Officer and a member of our Board of Directors since May 2018. Prior to joining Model N, Mr. Blessing served as Chief Executive Officer of Plex Systems, an industry-leading ERP and manufacturing automation solution provider, from January 2013 to December 2017. Prior to Plex, Mr. Blessing held a number of executive positions at Taleo, an HR cloud company, as well as several executive positions at PeopleSoft after starting his career with PricewaterhouseCoopers LLP’s management consulting practice. Mr. Blessing holds a Bachelor of Arts from the University of Michigan and currently sits on the School of Information’s Advisory Board. Our Board of Directors determined that Mr. Blessing should serve as a director based on his position as Chief Executive Officer of our Company and his understanding of the software industry.

Kim DeCarlis has served as a member of our board of directors since January 2020. Since April 2019, Ms. DeCarlis has served as Chief Marketing Officer, PerimeterX, a leading provider of application security solutions that keep digital businesses safe. From April 2017 to September 2018, Ms. DeCarlis served as Chief Marketing Officer at Gigamon., an industry leader in traffic visibility solutions. From October 2014 to November 2016, Ms. DeCarlis served as Chief Marketing Officer at Imperva, a provider of data and application security solutions. Before that, Ms. DeCarlis led the worldwide marketing organization at BMC, served as the VP of corporate marketing at Citrix, and was SVP of product marketing at Information Resources, Inc., a provider of big data solutions to the CPG and retail industries. Ms. DeCarlis is a frequent speaker at industry events on cyber security, B2B marketing and C-level engagement. Ms. DeCarlis is a graduate of Stanford University with a bachelor’s degree in industrial engineering. Our board of directors determined that Ms. DeCarlis should serve as a director based on her significant experience working with SaaS companies and her significant marketing experience.

Dave Yarnold has served as a member of our board of directors since December 11, 2018. Since January 2018, Mr. Yarnold has been a board member and advisor to a variety of technology companies. From April 2009 to January 2018, Mr. Yarnold served as Chief Executive Officer of ServiceMax - now GE Digital. Prior to April 2009, Mr. Yarnold served as Vice President of several private and public companies including Successfactors, Extensity, Inc., Clarify, Inc. (acquired by Nortel), Platinum Software Corporation, and Oracle. Mr. Yarnold holds a Bachelor of Science degree in Accounting from San Francisco State University. Our board of directors determined that Mr. Yarnold should serve as a director based on his extensive experience as a serial entrepreneur in the enterprise software industry.

Tim Adams has served as a member of our Board of Directors since December 2016. Since April 2020 Mr. Adams has served as the Chief Financial Officer of BitSight a cybersecurity ratings company. From January 2017 to March 2020, Mr. Adams served as Chief Financial Officer of ObsEva SA, a biopharmaceutical company. From June 2014 to September 2016, Mr. Adams served as Executive Vice President, Chief Financial Officer and Treasurer of Demandware, Inc., a provider of cloud-based e-commerce solutions and services. Mr. Adams served as Senior Vice President and Chief Financial Officer of athenahealth, Inc., a provider of cloud-based services for electronic health records, practice management, and care coordination, from January 2010 to June 2014. Previously, Mr. Adams served as Chief Investment Officer of Constitution Medical Investors, Inc., a private investment firm focused on health-care-sector-related acquisitions and investments, as well as Senior Vice President of Corporate Strategy for Keystone Dental, Inc., a provider of dental health products and solutions. Earlier in his career, Mr. Adams was Chief Financial Officer at a number of other publicly traded companies. Mr. Adams began his career in public accounting at PricewaterhouseCoopers LLP, formerly Price Waterhouse, and is a Certified Public Accountant. Mr. Adams served as a member of the board of directors of ABILITY Network, a private healthcare technology company, from November 2014 to March 2018. In April 2019, Mr. Adams was appointed to the Board of Directors of Prevail therapeutics, a gene therapy company. Mr. Adams obtained a B.S. from Murray State University and an MBA from Boston University. Our Board of Directors determined that Mr. Adams should serve as a director based on his significant experience working with technology companies and his significant financial experience.
Manisha Shetty Gulati has served as a member of our Board of Directors since December 2020. Since April 2019, Ms. Gulati has served as Chief Operating Officer, Clarify Health Solutions, a provider of advanced healthcare analytics and care optimization. From September 2006 to March 2019, Ms. Gulati served as Partner at McKinsey and Company's London and San Francisco offices working in healthcare across the health systems and medical products/life sciences practices. Before that, Ms. Gulati worked in New Delhi as the program coordinator for the American India Foundation, where she identified and funded innovative development projects in healthcare, education and microfinance. Ms. Gulati has also worked as a consultant for the United Nations Development Programme in Ethiopia and in the health portfolio of Acumen, a non-profit venture fund that supports entrepreneurs with products for low-income people in Asia and Africa. Ms. Gulati is the Vice Chair of the Board of ReSurge International, a global nonprofit that provides access to life-changing reconstructive surgical care to patients with the greatest need in lower-income countries. Ms. Gulati received a Master of Business Administration from Harvard Business School, a Master of Public Administration from the Harvard Kennedy School, and a Bachelor of Arts in Government from Harvard College. Our board of directors determined that Ms. Gulati should serve as a director based on her significant experience working in healthcare and healthcare solutions.
Scott Reese has served as a member of our board of directors since May 2019. Since September 2017, Mr. Reese has served as Senior Vice President, MCP Product Group at Autodesk, a provider of Cloud and Production products. From March 2003 to September 2017, Mr. Reese served a variety of senior and executive roles at Autodesk. From November 1999 to March 2003, Mr. Reese served as Vice President of Operations at VIA Development Corporation. In addition to his work at Autodesk, Mr. Reese serves on the board of The National Action Council for Minorities in Engineering, Inc. (NACME). NACME’s goal is to increase representation and opportunities for those who are underrepresented in the engineering workforce. Mr. Reese holds an MBA and Bachelor's of Science in Computer Information Systems from Indiana Wesleyan University. Our board of directors determined that Mr. Reese should serve as a director based on his significant experience building and developing products.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

APPROVAL OF THE MODEL N, INC. 2021 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve our new 2021 Equity Incentive Plan (the “2021 Plan”) to replace our 2013 Equity Incentive Plan (the “Prior Plan”) and enable us to grant shares of our common stock reserved for issuance under the 2021 Plan. Our Board of Directors adopted the 2021 Plan on December 23, 2020, subject to approval by our stockholders. Upon approval of the 2021 Plan by stockholders, the Prior Plan will terminate.

Summary of the Proposal

We are asking our stockholders to approve our new 2021 Plan. The 2021 Plan is intended to be the successor to our Prior Plan, which was adopted by the Board in February 2013 and approved by our stockholders in March 2013 in connection with our initial public offering. In light of the impending expiration of our Prior Plan, the Board wishes to provide for a new equity incentive plan to ensure that shares of common stock continue to be available for the grant of equity awards (including stock options and restricted stock units) to our employees, consultants, officers and directors.

Approval of the 2021 Plan will enable us to continue to attract, retain and motivate talented individuals who possess the skills necessary to expand our business and assist in the achievement of our strategic objectives, to the benefit of all of our stockholders and in the best interest of the Company.

We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly qualified talent. Our headquarters is based in the San Francisco Bay Area, and competition for talent in our industry, particularly in this area, is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of options, restricted stock units and other awards under our equity plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and our employees, and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success. We currently grant restricted stock units to our newly hired employees and to all of our executives and non-employee directors. We also have granted, and in the future may grant, options, restricted stock units, stock appreciation rights and shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

If Proposal 2 is not approved by our stockholders, our Prior Plan will remain in effect, with only approximately two years remaining in its term. We believe our ability to attract and retain the talent we need to compete in our industry would be seriously and negatively impacted, and this could affect our long-term success.

Our named executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2021 Plan. However, none of these persons has yet been granted an award under the 2021 Plan.

In evaluating the proposed 2021 Plan, our Board of Directors considered a number of factors, including the costs of the 2021 Plan as well as an analysis of certain burn rate, dilution and overhang metrics as summarized below:

Potential Dilution. We are committed to effectively managing our employee equity compensation programs in light of their impact on stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the 2021 Plan on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average number of shares of common stock outstanding. The burn rate measures the potential dilutive effect of our equity grants. We define “total overhang” as the stock options outstanding but not exercised and outstanding full value awards (which include restricted stock units and similar awards), plus equity awards available to be granted (the “available equity award shares”), divided by the total shares of common stock outstanding at fiscal year end. The overhang measures the potential dilutive effect of outstanding equity awards plus shares available for grant under our equity compensation plans. The burn rate and overhang figures included below are based on equity awards granted and available for grant under our Prior Plan, and exclude potential dilution resulting from shares issued pursuant to our 2013 Employee Stock Purchase Plan. As of December 21, 2020, there were 35,046,440 total shares of our common stock outstanding and 2,240,711 shares available for grant under all equity incentive plans. The closing market price of our common stock on December 21, 2020 was $36.13.

We endeavor to ensure that our burn rate and overhang approximate the average rates of our peer group, and that they are within the limits recommended by certain independent stockholder advisory groups.

During fiscal year 2020, under our Prior Plan, we granted an aggregate of 1,389,686 shares issuable upon vesting of outstanding RSUs and performance shares at target (we granted zero stock options). We calculate a burn rate (excluding forfeited or canceled awards and including performance shares at target) of 8.2% for fiscal year 2020, which is aligned with the 55th percentile when compared to our peer group. During fiscal years 2020, 2019 and 2018, we granted equity awards pursuant to the Prior Plan for 1,389,686, 1,637,934 and 1,354,958 shares, respectively (these totals are inclusive of both time-based and performance-based vesting awards). We did not grant any appreciation awards during our most recent three fiscal years. We returned 170,152, 388,453 and 822,002 shares, respectively, to the Prior Plan in connection with canceled awards related to employee terminations. During fiscal years 2020, 2019 and 2018, we had 34,007,764, 32,232,175, and 30,369,717 weighted average common stock outstanding, respectively. We currently estimate our burn rate for our last three fiscal years to be approximately at the 70th percentile when compared to our peer group. The 9.1% three-year average burn rate is less than the Institutional Shareholder Services benchmark of 9.24% for Russell 3000 Software and Services industry companies. Our total overhang at the end of fiscal year 2020 of 13.6% is aligned with the 20th percentile when compared to our peer group and our three-year average total overhang of 15.5% is aligned with the 35th percentile vs. our peer group.

Please see the chart included below for a breakdown of the outstanding equity awards, and the number of shares remaining for grant, as of December 21, 2020.

As of date	Outstanding appreciation awards (options and stock appreciation rights) under all plans	Weighted- average exercise price	Weighted-average remaining term	Full value awards outstanding under all equity incentive plans	Number of shares available for grant under all equity incentive plans
12/21/2020	32,246	$11.12	1.55	2,273,697	2,240,711

Accordingly, the Board believes that the request for 1,700,000 shares in the 2021 Plan is reasonable and prudent. This number of shares should allow us to continue our current granting practices in the future and to be able to respond to growth, market competition and potential stock price fluctuations.

Expected Utilization. As of December 21, 2020, 2,240,711 shares of our common stock remained available for future grant of awards under the Prior Plan. 1,700,000 additional shares of our common stock will be reserved and available for future grant of awards under the 2021 Plan. We believe, and the Compensation Committee considered, that the 2021 Plan will provide us with an additional share reserve that will allow us to make equity awards for new hires, annual performance review awards, any special retention needs and non-employee director grants. The Compensation Committee expects that the total available shares for issuance under the 2021 Plan (including shares reserved but not issued under the Prior Plan) should be sufficient to cover our projected equity awards until the 2024 annual meeting of stockholders. We anticipate making future requests for additional increases in the share reserve periodically to ensure that shares of common stock continue to be available for the grant of equity awards to our employees, consultants, officers and directors. Circumstances such as a change in business conditions, our compensation programs, or our strategy could alter this projection and our expectations.

Summary of the 2021 Equity Incentive Plan

The following is a summary of the principal features of the 2021 Plan. This summary, however, does not purport to be a complete description of all of the provisions of the 2021 Plan. It is qualified in its entirety by reference to the full text of the 2021 Plan, a copy of which is attached hereto as Appendix A.

Background

Subject to our stockholder’s approval at the 2021 annual meeting, the 2021 Plan will become effective on February 19, 2021, the date it is approved by our stockholders (“Effective Date”), and will terminate 10 years after the Effective Date. The 2021 Plan provides for the grant of incentive stock options (“ISOs”) intended to qualify for favorable tax treatment under Section 422 of the U.S. Internal Revenue Code (the “Code”) for their recipients, non-statutory stock options (“NSOs”), restricted stock awards, stock bonuses, stock appreciation rights, restricted stock units and performance awards, as described below.

Purpose

The purpose of the 2021 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success.

Eligibility

Employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent, subsidiary or affiliate of the Company are eligible to receive awards. Only our employees and those of any parent, subsidiary or affiliate of the Company, including officers and directors who are also employees, are eligible to receive ISOs. As of December 21, 2020, we had eight (8) non-employee directors and 788 employees, including seven (7) executive officers, who were eligible to participate in the 2021 Plan.

Administration

The 2021 Plan is administered by the Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The Compensation Committee acts as the plan administrator and has the authority to construe and interpret the plan, grant awards, determine the terms and conditions of awards and make all other determinations necessary or advisable for the administration of the plan (subject to the limitations set forth in the 2021 Plan). However, our Board of Directors will establish the terms for the grant of an award to non-employee directors.

Share Reserve

The 2021 Plan initially reserves 1,700,000 shares of our common stock for issuance in connection with stock options, restricted stock awards and other equity-based awards granted under the 2021 Plan, plus the following:

•2,240,711 reserved shares not issued or subject to outstanding awards granted under the Prior Plan on the Effective Date;

•shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date;

•shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited;

•shares that are subject to issuance upon exercise of an option or stock appreciation right granted under the 2021 Plan but which cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•shares that are subject to awards granted under the 2021 Plan that are forfeited; or

•shares that are subject to awards granted under the 2021 Plan that otherwise terminate without such shares being issued.

Shares that otherwise become available for grant and issuance shall not include shares subject to awards that initially became available because of the Company’s substitution or assumption of awards granted by another company in connection with an acquisition of such company, or otherwise, as permitted under the 2021 Plan.

Equitable Adjustments

As is typical in equity plans, the Compensation Committee retains the discretion to make certain equitable adjustments. If the number or class of outstanding shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, then (a) the number and class of shares reserved for issuance and future grant under the 2021 Plan, (b) the exercise prices of and number and class of shares subject to outstanding options and stock appreciation rights, (c) the number and class of shares subject to other outstanding awards, (d) the maximum number and class of shares that may be issued as ISOs, and (e) the maximum number of shares that may be issued to an individual in any one calendar year, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company.

Equity Awards

The 2021 Plan will permit us to grant the following types of awards:

Stock Options. The 2021 Plan provides for the grant of ISOs and NSOs. Incentive stock options may be granted only to our employees or employees of our parent, subsidiaries and affiliates. NSOs may be granted to eligible employees, consultants and directors or any of our parent, subsidiaries or affiliates. We are able to issue no more than 3,000,000 shares pursuant to the grant of

ISOs under the 2021 Plan. The Compensation Committee determines the terms of each option award, provided that ISOs are subject to statutory limitations. The Compensation Committee also determines the exercise price for a stock option, provided that the exercise price of an option may not be less than 100% (or 110% in the case of recipients of ISOs who hold more than 10% of our stock on the option grant date) of the fair market value of our common stock on the date of grant.

Options granted under the 2021 Plan vest at the rate specified by the Compensation Committee and such vesting schedule is set forth in the stock option agreement to which such stock option grant relates. Generally, the Compensation Committee determines the term of stock options granted under the 2021 Plan, up to a term of ten years (or five years in the case of ISOs granted to 10% stockholders).

After the option holder ceases to provide services to us, he or she is able to exercise his or her vested option for the period of time stated in the stock option agreement to which such option relates. Generally, if termination is due to death or disability, the vested option will remain exercisable for twelve months. If an option holder is terminated for cause (as defined in the 2021 Plan), then the option holder’s options will expire on the option holder’s termination date or at such later time and on such conditions as determined by the Compensation Committee. In all other cases, the vested option will generally remain exercisable for three months after an optionee’s cessation of service. However, an option may not be exercised later than its expiration date.

Restricted Stock Units. Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve specified performance goals. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement we will deliver to the holder of the restricted stock unit shares of our common stock, cash or a combination of our common stock and cash as specified in the applicable restricted stock unit agreement.

Restricted Stock Awards. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the Compensation Committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the achievement of performance goals during a performance period. The Compensation Committee determines the price of a restricted stock award. Unless otherwise set forth in the award agreement, vesting will cease on the date the participant no longer provides services to us, and at that time unvested shares will be forfeited to us or subject to repurchase by us.

Stock Bonus Awards. A stock bonus is an award of shares of our common stock for past or future services to us. Stock bonuses can be granted as additional compensation for performance and, therefore, are not issued in exchange for cash. The Compensation Committee determines the number of shares to be issued as stock bonus and any restrictions on those shares. These restrictions may be based on completion of a specified period of service with us or upon the achievement of performance goals during a performance period. Unless otherwise set forth in the award agreement, vesting ceases on the date the participant no longer provides services to us, and at that time unvested shares will be forfeited to us or are subject to repurchase by us.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price of the stock appreciation right. Stock appreciation rights may vest based on time or achievement of performance goals.

Performance Awards. A performance award is an award of a cash bonus or a bonus denominated in shares or units that is subject to performance factors. The award of performance shares may be settled in cash or by issuance of those shares (which may consist of restricted stock). These awards are subject to forfeiture because of termination of employment or failure to achieve the performance conditions.

Performance Criteria

The Compensation Committee may establish performance goals by selecting from one or more of the following performance criteria: profit before tax; billings; revenue; net revenue; earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation, and amortization); operating income; operating margin; operating profit; controllable operating profit or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earnings per share; total stockholder return; market share; return on assets or net assets; the Company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; individual confidential business objectives; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; succession plan development and implementation; improvement in workforce diversity; customer indicators and/or satisfaction; new product invention or innovation; attainment of research and development milestones; improvements in productivity; bookings; attainment of objective operating goals and employee metrics; sales; expenses; balance of cash, cash equivalents, and marketable securities; completion of an identified special project; completion of a joint venture or other corporate transaction; employee satisfaction and/or retention; research and development expenses; working capital targets and changes in working capital; and any other metric that is capable of measurement as determined by the Committee.

The Compensation Committee may provide for one or more equitable adjustments to the performance criteria to preserve Compensation Committee’s original intent regarding such criteria at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules.

Prohibition on Repricing

Other than in connection with certain changes to our capital structure, the Compensation Committee may not, without the approval of our stockholders, (i) lower the exercise price per share of any option or stock appreciation right after it is granted or (ii) cancel any option or stock appreciation right when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a Corporate Transaction, as described below).

Insider Trading; Clawback Policy

Each participant who receives an award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company. All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of the participant’s employment or other service with the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancelation of outstanding awards and the recoupment of any gains realized with respect to awards.

Restrictions on Dividends and Dividend Equivalents

A participant will have no right to payment of stock dividends or stock distributions with respect to unvested shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such unvested shares become vested shares and are no longer subject to restrictions and risk of forfeiture.

Change in Control

If we undergo a Corporate Transaction (as defined in the 2021 Plan), the 2021 Plan provides that outstanding awards shall be (a) continued (if the Company is the successor entity), (b) assumed or substituted by the successor or acquiring entity, or by a parent or subsidiary of the successor or acquiring entity, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments to the exercise price and the number and nature of shares subject to such awards as may be necessary or desirable under applicable law and the Code and/or (c) cancelled for no consideration.

Notwithstanding the foregoing, solely upon a Corporate Transaction in which the successor or acquiring corporation refuses to assume, substitute, convert, or replace awards, as provided above, awards granted under the 2021 Plan (i) may be settled for the award’s full value (determined without regard to any vesting conditions and in such consideration determined by the committee) and then cancelled, provided that any such payment may be subject to vesting based on the participant’s continued service on a vesting schedule not less favorable to the participant than the original vesting schedule and (ii) if not settled pursuant to the foregoing subsection (i) shall vest and be exercisable in full, as of the consummation of the Corporate Transaction. Unless otherwise set forth in the applicable award agreement, shares subject to performance awards shall accelerate based on the greater of (x) actual performance through the date of the Corporate Transaction or (y) prorated target performance, with the number of shares based on a fraction, the numerator of which is the number of days elapsed in the applicable performance period through the date of the Corporate Transaction, and the denominator of which is the total number of days in the applicable performance period.

If an employee is subject to a termination of the employee’s employment in connection with or following a Corporate Transaction, the Compensation Committee, in its discretion, may provide that outstanding awards shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the award.

Awards need not be treated similarly in a Corporate Transaction and treatment may vary from award to award and/or from participant to participant.

In the event of a Corporate Transaction, the vesting of all awards granted to our non-employee directors will accelerate and such awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Compensation Committee determines.

The 2021 Plan generally defines a “Corporate Transaction” as the occurrence of any of the following events: (a) any person becoming the beneficial owner, directly or indirectly, of our securities representing more than 50% of total voting power represented by our then-outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of us with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to the transaction continuing to represent at least 50% of the total voting power of our voting securities or surviving entity in such transaction; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code; or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Foreign Award Recipients

In order to comply with the laws in other countries in which the Company and its subsidiaries and affiliates operate or have employees or other individuals eligible for awards, the Compensation Committee will have the power and authority to modify the terms and conditions of any award granted to individuals outside the United States to comply with applicable foreign laws, establish subplans and modify exercise procedures and other terms and procedures, and take any action that the Compensation Committee determines to be necessary or advisable to comply with any local governmental regulatory exemptions or approvals.

Transferability of Awards

Unless the Compensation Committee provides otherwise, the 2021 Plan does not allow for the transfer of awards, other than by will or the laws of descent and distribution, and generally only the recipient of an award may exercise it during his or her lifetime.

Payment for Purchase of Shares of our Common Stock

Payment for shares of our common stock purchased pursuant to the 2021 Plan may be made in cash or by check or, where approved by the Compensation Committee and where permitted by law (and to the extent not otherwise set forth in the applicable award agreement): (a) by cancellation of indebtedness; (b) by surrender of shares; (c) by waiver of compensation due or accrued for services rendered; (d) through a broker-assisted sale or other cashless exercise program; (e) by any combination of the foregoing; or (f) by any other method permitted by law and approved by the Compensation Committee.

Limit on Awards

Under the 2021 Plan, during any calendar year, no participant is eligible to receive more than 2,000,000 shares of our common stock pursuant to the grant of awards, except that a participant who is a new employee is eligible to receive up to a maximum of 4,000,000 shares of our common stock pursuant to the grant of awards in the calendar year in which he or she commences employment.

Grants to Non-Employee Directors

Grants to non-employee directors are eligible to receive any type of award offered under the 2021 Plan except ISOs. No non-employee director may receive awards under the 2021 Plan that, when combined with cash compensation received for service as a non-employee director, exceeds $500,000 in value in any calendar year. Awards under the 2021 Plan may be granted to non-employee directors, automatically made pursuant to a policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

Amendment and Termination

The Board is permitted to amend or terminate the 2021 Plan at any time, subject to stockholder approval where required. In addition, no amendment that is detrimental to a participant in the 2021 Plan may be made to an outstanding award without the consent of the affected participant. Provided the 2021 Plan is approved by our stockholders at the 2021 annual meeting, and unless terminated earlier in accordance with its terms, the 2021 Plan will terminate ten years from the Effective Date.

Federal Income Tax Consequences.

The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to the types of equity awards that may be granted under the Plan. This summary deals with the general tax principles and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.

Nonqualified Stock Options, Stock Appreciation Rights. A recipient of an NSO or stock appreciation right will not recognize taxable income upon the grant of those awards. However, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will generally result in any taxable income to the recipient, except that the alternative minimum tax may apply at the time of exercise. The recipient will recognize a capital gain or loss on a later sale or other disposition of such shares provided the he or she does not dispose of such shares within two years from the date the option was granted or within one year after the shares were transferred to the recipient. If the shares are not held for holding period described above, the recipient will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.

Restricted Stock Units. A holder of RSUs does not recognize taxable income when the RSU is granted. The recipient of the award generally will recognize ordinary income in each year in which the units vest in an amount equal to the fair market value of the shares of common stock received. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.

Other Awards. The grant of Restricted Stock Awards, Stock Bonus Awards and Performance Shares generally will generally not be a taxable event. Generally, the recipient will recognize ordinary income equal to the excess of the fair market value over the price paid, if any, in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (unless, with respect to an award of restricted stock, the recipient elects to accelerate recognition as of the date of grant).

In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Section 162(m) of the Code and the relevant income tax regulations. Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers unless, among other things, such compensation is performance‐based and has been approved by stockholders. Generally, as discussed above, we design our executive compensation program to permit our Compensation Committee to be able to grant compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) of the Code. We may from time to time, however, pay compensation to our executives that may not be deductible if the Compensation Committee believes that doing so is in the best interests of our stockholders.

ERISA Information. The 2021 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Interest of Certain Persons in Matters to Be Acted Upon; Awards under the Plan

Members of our Board of Directors, director nominees and executive officers have an interest in this Proposal 2 to approve the 2021 Plan, as each would be eligible to receive future awards under the 2021 Plan. However, no awards have yet been made under the 2021 Plan, and no awards have been granted that are contingent on the approval of the 2021 Plan. Awards under the 2021 Plan would be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2021 Plan in the future are not determinable at this time.

Currently, our non-employee directors are entitled to receive cash and equity compensation for their service as directors. Our Board of Directors has determined that non-employee directors will receive an annual RSU grant with a value of $135,000. In addition, non-employee directors are entitled to receive a cash retainer of $35,000 for service on our Board, and an annual RSU grant with a value of $20,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Nominating and Corporate Governance Committee. In addition, non-employee directors will receive an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $6,000 for serving on the Compensation Committee and $4,000 for serving on the Nominating and Corporate Governance Committee. In addition, the lead independent director, if any, or the non-employee chair of the Board is entitled to receive an annual RSU grant with a value of $25,000. All grants of RSUs vest as to 25% on a quarterly basis.

In fiscal year 2020, our Chief Executive Officer, other Named Executive Officers, current executive officers as a group, current non-employee directors as a group, and employees (excluding executive officers and directors) as a group were granted equity awards under the Prior Plan, as follows:

Name and Position	Dollar Value ($)	Number of Units (1)
Named Executive Officers
Jason Blessing, Chief Executive Officer	$1,986,436	63,852
	$1,886,188	63,852
David Barter, Former SVP & Chief Financial Officer	$397,275	12,770
	$880,233	29,798
Chris Lyon, SVP & Chief Revenue Officer	$331,073	10,642
	$733,537	24,832
Suresh Kannan, SVP & Chief Product Officer	$828,864	26,643
	$1,836,413	62,167
	$104,926	3,552
Dave Michaud, SVP & Chief Marketing Officer	$317,972	12,837
	$741,936	29,953
All current executive officers, as a group (7 persons)	$4,209,242	137,918
	$6,953,430	240,227
All non-employee directors, as a group (8 persons)	$1,122,306	32,463
All employees who are not executive officers or directors, as a group	$625,715	20,113
	$19,141,841	645,245

(1) All equity awards granted in fiscal year 2020 under the 2013 Plan were either performance-based or time-based restricted stock units, as indicated on the first and second rows, respectively, for each named executive officer or group.

Vote Required and Board Recommendation

This proposal must receive a “For” vote from the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter. If you own shares through a bank, broker or other intermediary, you must instruct your bank, broker or other intermediary how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Abstentions and broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE MODEL N, INC. 2021 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3

APPROVAL OF THE MODEL N, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve our new 2021 Employee Stock Purchase Plan (the “2021 ESPP”) to replace our 2013 Employee Stock Purchase Plan (the “Prior ESPP”) and enable our employees to purchase shares of our common stock under the 2021 ESPP. Our Board of Directors adopted the 2021 ESPP on December 23, 2020, subject to approval by our stockholders. Upon approval of the 2021 ESPP by our stockholders, the Prior ESPP will terminate.

The Board of Directors believes that the 2021 ESPP will be an important incentive tool supporting us in our continued efforts to attract, retain and motivate qualified talent, while also aligning the long-term value creation objectives of our workforce with those of our stockholders. If approved by our stockholders, the 2021 ESPP will be effective February 19, 2021, the date it is approved by our stockholders (“Effective Date”).

Summary of the 2021 ESPP

The 2021 ESPP provides eligible employees with an opportunity to purchase shares of our common stock at a discount through accumulated payroll deductions. The principal terms of the 2021 ESPP are summarized below. This summary is qualified in its entirety by reference to the full text of the 2021 ESPP, which is attached as Appendix B to this proxy statement.

Plan Administration

The 2021 ESPP is expected to be administered by our Compensation Committee. Subject to the terms of the 2021 ESPP, the Compensation Committee will have the authority to, among other matters, determine the eligibility of participants, determine the terms and conditions of offerings under the 2021 ESPP, and construe and interpret the terms of the 2021 ESPP.

Shares Reserved for Issuance

If approved, the maximum number of shares reserved for issuance under the 2021 ESPP will be 3,000,000, all of which are reserved shares not issued under the Prior ESPP on the Effective Date, subject to adjustment to reflect certain changes in the Company’s capital structure resulting from stock-splits, recapitalizations or similar events. The closing price per share of our common stock on December 21, 2020 was $36.13.

Offering Periods

The 2021 ESPP is currently expected to be administered through consecutive six-month periods referred to as Offering Periods, commencing on February 20 and August 20 of each year, and ending on the following August 19 and February 19, respectively. The Compensation Committee may change the duration and structure of future Offering Periods in accordance with the terms of the 2021 ESPP, provided that no Offering Period may extend for a period longer than 27 months.

On the first day of each Offering Period (the “Offering Date”), each eligible employee who has properly enrolled in that Offering Period in accordance with the rules prescribed by the Compensation Committee will be granted an option to purchase shares of the Company’s common stock to be funded by payroll deductions, based on the participant’s elected contribution rate. Unless a participant has properly withdrawn from the Offering Period, each option granted under the 2021 ESPP will automatically be exercised on the last day of the Offering Period (the “Purchase Date”). The purchase price will be equal to 85% of the lesser of the fair market value of our common stock on (i) the Offering Date; and (ii) the Purchase Date.

Eligibility

Generally, all of our employees and employees of any of our subsidiaries designated by the Compensation Committee will be eligible to participate in the 2021 ESPP; provided that employees who own (or are deemed to own as a result of stock attribution rules), stock constituting 5% or more of the total combined voting power or value of all classes of our stock or any of our subsidiaries will not be permitted to participate in the 2021 ESPP. The Compensation Committee may, in its discretion, exclude the following categories of employees from participation: (i) employees who are customarily employed 20 hours or less per week in a calendar year; (ii) employees who are customarily employed five months or less in a calendar year; (iii) employees who do not satisfy other eligibility requirements as may be established from time to time by the Compensation Committee within the limits prescribed by Section 423 of the Code; and (iv) individuals who provide services to the Company who are reclassified as common law employees for any reason except for federal income and employment tax purposes. Notwithstanding the foregoing, an individual shall not be eligible if his or her participation in the 2021 ESPP is prohibited by the law of any country that has jurisdiction over him or her, if complying with the laws of the applicable country would cause the 2021 ESPP to violate Section 423 of the Code, or if he or she is subject to a collective bargaining agreement that does not provide for participation in the 2021 ESPP.

As of December 21, 2020, approximately 788 of our employees would be eligible to participate in the 2021 ESPP.

Contribution and Purchase Limitations

Unless otherwise determined by the Compensation Committee in accordance with the terms of the 2021 ESPP, no participant may (i) elect a contribution rate of more than 15% of his or her compensation for the purchase of shares under the 2021 ESPP in any one payroll period; (ii) purchase more than 5,000 shares of the Company’s common stock under the 2021 ESPP on any one Purchase Date; and (iii) purchase shares that have a fair market value of more than $25,000, determined as of the Offering Date, in any calendar year in which the Offering Period is in effect.

Certain Corporate Transactions

If the number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the Compensation Committee will proportionately adjust the number of shares available under the 2021 ESPP, the purchase price, the number of shares any participant has elected to purchase and the limit on the number of shares a participant may purchase on any one Purchase Date.

In the event of a Corporate Transaction (as defined in the 2021 ESPP), any Offering Period that commenced prior to the Corporate Transaction will be shortened and provide for a new final Purchase Date, which shall occur on or prior to the consummation of the Corporate Transaction, as determined by the Compensation Committee. The Plan shall terminate on the closing of the Corporate Transaction.

Amendments and Termination

The Compensation Committee may generally amend, suspend or terminate the 2021 ESPP at any time without stockholder approval, except as may be required by applicable law or exchange listing rules. Unless earlier terminated in accordance with the foregoing, the 2021 ESPP will terminate on the tenth anniversary of the Effective Date.

Certain U.S. Federal Income Tax Consequences

The following is a general summary of the United States federal income tax consequences to us and to participants in the 2021 ESPP based on tax laws in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to any particular participant. Among other considerations, this summary does not describe the tax laws of any state, municipality or foreign jurisdiction, or describe gift, estate, excise, payroll or other employment taxes. Participants are advised to consult with their tax advisors regarding the tax consequences of participation in the 2021 ESPP. The 2021 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and the following discussion is based on the assumption that it is so qualified.

Each participant’s payroll deductions under the 2021 ESPP will be made on an after-tax basis. Generally, the participant will not recognize any taxable income at the time he or she is granted an option to purchase shares of common stock during an Offering Period or at the time the option is exercised to purchase shares on behalf of the participant. The participant will generally only recognize taxable income (or loss) on the date the participant sells or otherwise disposes of the acquired shares. The particular tax consequence depends on the length of time such shares are held by the participant prior to the sale or disposition.

If the shares are sold or disposed of more than two years from the first day of the Offering Period during which the shares were purchased, and more than one year from the Purchase Date or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the amount by which the fair market value of the shares on the Offering Date exceeded the purchase price of the shares (calculated as though the shares had been purchased on the Offering Date) and (ii) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are generally not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Participation in the 2021 ESPP is voluntary and each eligible employee will have the discretion to determine whether and to what extent to participate in and contribute to the 2021 ESPP. Accordingly, the benefits and amounts that will be received or allocated to officers and other employees under the 2021 ESPP are not determinable at this time. Our non-employee directors will not be eligible to participate in our 2021 ESPP.

Historical Plan Benefits

The closing price per share of our common stock on December 21, 2020 was $36.13. The table below sets forth the number of shares purchased pursuant to our Prior ESPP by our named executive officers, all current executive officers as a group, and all current employees (excluding all executive officers) during fiscal year 2020. Our non-employee directors were not eligible to participate in our Prior ESPP.

Named Executive Officers	Number of Shares Issued Under ESPP
Jason Blessing, Chief Executive Officer	933
David Barter, Former SVP & Chief Financial Officer	—
Chris Lyon, SVP & Chief Revenue Officer	—
Suresh Kannan, SVP & Chief Product Officer	746
Dave Michaud, SVP & Chief Marketing Officer	—
All current executive officers, as a group (7 persons)	1,886
All current employees (excluding current executive officers)	146,292

Vote Required and Board Recommendation

This proposal must receive a “For” vote the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter. If you own shares through a bank, broker or other intermediary, you must instruct your bank, broker or other intermediary how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Abstentions and broker non-votes will not be counted toward the vote total for this proposal and therefore will not affect the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE MODEL N, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors (Audit Committee) has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending September 30, 2021. During our fiscal year ended September 30, 2020, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021. Our Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of from the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter, the Audit Committee would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered with respect to the fiscal years ended September 30, 2020 and September 30, 2019. All of these services rendered since the formation of the Audit Committee were approved by the Audit Committee.

	2020	2019
Audit Fees(1)	$1,650,765	$1,620,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	$2,700	$2,700
Total	$1,653,465	$1,622,700
___________________________
(1)    Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)    All other fees for the fiscal years ended September 30, 2020 and September 30, 2019 were related to fees for access to online accounting research software.
Auditor Independence
Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has determined that the fee paid to PricewaterhouseCoopers LLP for services other than audit fees is compatible with maintaining the principal accountants’ independence.
Pre-Approval Policies and Procedures.
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 5
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are providing our stockholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussions set forth on pages 31 to 42 of this proxy statement. This non-binding advisory vote is commonly referred to as a “Say-on-Pay” proposal.
Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We encourage you to carefully review the “Compensation Discussion and Analysis” section beginning on page 31 of this proxy statement for additional details on our compensation of executives, including our compensation philosophy and objectives, as well as the processes the Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal year 2020.
We are asking you to indicate your support for the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Model N, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion set forth in the proxy statement relating to its 2021 Annual Meeting of Stockholders, is hereby APPROVED.”
The Say-on-Pay vote is advisory, and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of our stockholders and we will review and consider the voting results on this proposal when making future decisions regarding the compensation of our named executive officers. Unless the Board modifies its determination on the frequency of future “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will be held at the next annual meeting of our stockholders in 2022.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY
Stockholder Engagement
Our Board and management value and rely upon our stockholders’ perspectives. To help ensure that we understand and focus on the priorities that matter most to our stockholders, our directors and senior management proactively conduct thorough and extensive investor outreach throughout the year. In addition to discussing business results and initiatives, strategy and capital structure, we engage with investors on various other matters integral to our business and the Company, such as governance practices, executive compensation and sustainability. Our Board and management carefully consider and evaluate feedback received during these meetings, which directly informs our approach on ESG matters.
Oversight of Environment, Social and Governance Matters
Our Board’s primary duty of overseeing our corporate strategy includes the Board’s oversight of how ESG issues may impact the Company’s long-term performance. Our employees also play a role in the governance of sustainability issues by upholding our corporate values and by implementing environmentally and socially responsible business practices.
As part of overseeing our corporate strategy and our enterprise risk management program, our Board monitors our environmental and social practices. We believe that environmentally and socially responsible business practices go hand in hand with generating value for our stockholders. To further support our efforts in this area, we created a sustainability working group in the past year, consisting of representatives from various Model N departments as well as external advisors, to address ESG factors that are material to our business. Our sustainability working group evaluated potential ESG risks and opportunities relevant to our Company based on the views held by our stockholders and the ESG frameworks and recommendations established by the United Nations Sustainable Development Goals, the Sustainability Accounting Standards Board and the Task Force on Climate-related Financial Disclosures.
Diversity, Employee Engagement and Talent Development
At Model N, we work to build a diverse team with different backgrounds, experiences and ideas. We are committed to creating a fair, healthy and safe workplace and establishing work environment policies that promote diversity, equality and inclusion for our valued employees. We believe that when we create a workplace where our colleagues are engaged, committed and empowered for the long-term, we are better positioned to create value for our Company and our stockholders. Attracting and retaining talent at all levels is vital to continuing our success. We promote the work-life balance of our employees, we invest in our employees through high-quality benefits and various health and wellness initiatives, and we have created a healthy work environment in our offices. In order to incentivize and engage our workforce, Model N provides competitive compensation packages, including long-term equity grants for every employee and high-quality benefits.
Model N also offers a wide range of programs and avenues for career development, professional recognition, and talent training through Model N’s online learning library and custom training courses on the Model N University portal.
Corporate Governance, Ethics and Cybersecurity
Our Board and its committees play a critical role in oversight of our corporate culture and hold management accountable for its maintenance of governance practices, high ethical standards, and compliance programs to protect our business, employees and reputation.
Model N is committed to conducting business responsibly, with honesty and integrity, and in compliance with applicable laws, and these standards are summarized in our Code of Business Conduct for Employees and Directors, which applies to every director, officer and employee. All Model N employees are required to certify that they comply with the Code of Business Conduct and its related policies and programs. Model N has a zero-tolerance policy for bribery and corruption. The Board established a robust Whistleblower and Complaint Policy to set optimal procedures with regard to reports of concerns made by employees and other parties, and to protect whistleblowers against harassment or retaliation. A whistleblower hotline is monitored directly by our General Counsel and the Audit Committee Chairman.
Given that Model N operates on a proprietary technical platform to provide revenue management solutions to our customers, cybersecurity is one of our top priorities. We work proactively to protect our customers from having their information compromised or suffering any other data integrity breach. Our cyber risks are reviewed at least annually by the Audit Committee with Model N's internal auditors and external auditors in conjunction with Model N's audit of internal controls. We have developed a comprehensive information security and privacy program based on industry standard guidelines and regulations such as CIS 20, ISO, NIST, GDPR and CCPA and have implemented appropriate technical, administrative and organizational measures designed to protect customer data against unauthorized access. To further strengthen our data security regime, Model N also adheres to AICPA-SOC and EU-US Privacy Shield standards.

DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors has determined that each of the members of our Board of Directors other than Mr. Blessing is independent. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Leadership Structure
The positions of Chief Executive Officer and Chairman of our Board of Directors are held by two different individuals. Mr. Blessing serves as our Chief Executive Officer, and Mr. Dail serves as our Chairman. This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our Board in its fundamental role of providing advice to and independent oversight of management. Our Board believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board and strengthens the independence of the Board from management.
Risk Oversight
Our Board of Directors believes that open communication between management and the Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly Board meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team, including any cybersecurity risks, and evaluates the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The Compensation Committee assists our Board in assessing and mitigating any risks that may be created by our compensation plans, practices and policies. The Nominating and Corporate Governance Committee is charged with assisting our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.
Executive Sessions of Independent Directors
In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Chairman of the Board. The Chairman of the Board provides feedback to our Chief Executive Officer, as needed, promptly after the executive session. Mr. Blessing does not participate in such sessions.
Codes of Conduct
We have adopted a code of conduct that applies to our directors and a code of conduct that applies to our officers and all other employees. The full text of these codes of conduct are posted under the “Investor Relations” section on our website at http://investor.modeln.com/govdocs.
Meetings of the Board of Directors
Our Board of Directors met eight times during fiscal year 2020. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal year 2020. It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. Eight of our directors attended the 2020 Annual Meeting of Stockholders.
Committees of the Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information as of September 30, 2020 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Baljit Dail*		M	M
Tim Adams	C		M
Melissa Fisher	M
Alan Henricks	M	C
Scott Reese	M
Dave Yarnold		M	C
Kim DeCarlis		M
* Non-executive Chair of the Board         C = Chair     M = Member
Audit Committee
Each of the members of the Audit Committee satisfies the independence requirements of Rule 10A-3. Messrs. Adams and Henricks, and Ms. Fisher are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on any of them any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met five times during fiscal year 2020. Among other matters, the Audit Committee:
•evaluates the qualifications, independence and performance of our independent registered public accounting firm;
•determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the fees paid to our independent registered public accounting firm;
•discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our financial statements;
•approves the retention of our independent registered public accounting firm;
•reviews our critical accounting policies and estimates and internal control over financial reporting; and
•reviews the Audit Committee charter and its performance.
The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investors” section on our website at http://investor.modeln.com/govdocs.
Compensation Committee
Each member of the Compensation Committee is an outside director, as defined pursuant to Section 162(m) of the Code, is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act, and is independent within the meaning of New York Stock Exchange rules. The Compensation Committee met ten times during fiscal year 2020. Among other matters, the Compensation Committee:
•reviews and approves goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations; and
•administers the issuance of restricted stock units, stock options and other awards under our equity incentive plans.
At least annually, our Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Chief People Officer present compensation and benefit proposals to the Compensation Committee. However, our named executive officers, including our Chief Executive Officer, are not present for deliberations or voting with respect to their compensation.
The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Investors” section on our website at http://investor.modeln.com/govdocs.

Nominating and Corporate Governance Committee
Each member of the Nominating and Corporate Governance Committee is independent within the meaning of New York Stock Exchange rules. The Nominating and Corporate Governance Committee met six times during fiscal year 2020. Among other matters, the Nominating and Corporate Governance Committee:
•makes recommendations to our Board of Directors regarding candidates for directorships;
•makes recommendations to our Board of Directors regarding the structure and composition of the Board of Directors and its committees;
•develops corporate governance guidelines and renew and assess corporate governance best practices; and
•makes recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Investors” section on our website at http://investor.modeln.com/govdocs.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of ours. None of our executive officers currently serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Considerations in Evaluating Director Nominees
The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.
The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.
Director Qualifications
The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:
•demonstrated business acumen and leadership, and high levels of accomplishment;
•ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;
•commitment to understand Model N and its business, industry and strategic objectives;
•integrity and adherence to high personal ethics and values, consistent with our code of conduct;
•ability to read and understand financial statements and other financial information pertaining to Model N;
•commitment to enhancing stockholder value;
•willingness to act in the interest of all stockholders; and
•for non-employee directors, independence under New York Stock Exchange listing standards and other applicable rules and regulations.
In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.
In addition, under Model N’s Corporate Governance Guidelines (“Guidelines”), a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under the Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Model N values diversity on a company-wide basis and believes it complies with applicable California law regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors
The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the use of the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Corporate Secretary, Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at the principal executive offices of Model N not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
Non-Employee Director Compensation
Our non-employee directors are entitled to receive cash and equity compensation for their service as directors. Our Board of Directors has determined that non-employee directors will receive an annual RSU grant with a value of $135,000. In addition, non-employee directors are entitled to receive a cash retainer of $35,000 for service on our Board, and an annual RSU grant with a value of $20,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Nominating and Corporate Governance Committee. In addition, non-employee directors will receive an annual RSU grant with a value of $10,000 for serving on the Audit Committee, $6,000 for serving on the Compensation Committee and $4,000 for serving on the Nominating and Corporate Governance Committee. In addition, the lead independent director, if any, or the non-employee chair of the Board is entitled to receive an annual RSU grant with a value of $25,000.
The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in the fiscal year ended September 30, 2020. Other than as set forth in the table and described more fully below, in the fiscal year ended September 30, 2020 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors. Non-employee directors may be reimbursed for travel and other expenses incurred in the performance of their duties. Non-employee directors are also subject to stock ownership guidelines with required ownership equal to the lesser of three times the value of the annual cash retainer or 12,000 shares. As of September 30, 2020, all of our non-employee directors satisfied the minimum ownership requirement.
The following table sets forth information regarding compensation earned by our non-employee directors for the fiscal year ended September 30, 2020:

Name(1)	Fees earned or paid in cash ($)	Stock Awards	(2)	Total ($)
Tim Adams	$26,250	$166,518	(3) (4)	$192,768
Baljit Dail	$26,250	$175,937	(3)	$202,187
Melissa Fisher	$26,250	$150,060	(3)	$176,310
Alan Henricks	$26,250	$162,462	(3)	$188,712
Scott Reese	$26,250	$150,828	(3) (5)	$177,078
Dave Yarnold	$26,250	$154,986	(3) (6)	$181,236
Kim DeCarlis	$26,250	$161,516	(3) (7)	$187,766
__________________________
(1)    As of September 30, 2020, the above-listed directors held outstanding RSUs pursuant to which the following shares of our Common Stock are issuable: Mr. Adams (2,399 shares subject to RSUs); Mr. Dail (2,540 shares subject to RSUs); Ms. Fisher (2,166 shares subject to RSUs); Mr. Henricks (2,346 shares subject to RSUs); Mr. Reese (2,225 shares subject to RSUs); Mr. Yarnold (2,272 shares subject to RSUs); and Ms. DeCarlis (2,142 shares subject to RSUs).
(2)    The amounts in this column represent the aggregate grant date fair values for restricted stock unit awards granted to the Board of Directors computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic

718. The assumptions used in calculating the aggregate grant date fair value of the restricted stock unit awards reported in this column are set forth in Note 11 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2020. These amounts reflect our accounting costs for these awards, and do not correspond to the actual value that may be realized by the above-named board members.
(3)    In February 2020, each of Messrs. Adams, Dail, Henricks, Reese and Yarnold, and Mses. DeCarlis and Fisher was granted an award of 4,870, 5,079, 4,690, 4,153, 4,332, 4,033 and 4,332 RSUs, respectively, which will vest over a one-year period with 25% of the shares granted vesting on each quarterly anniversary of the vesting commencement date.
(4)    In May 2020, in connection with Mr. Adam’s transition from serving as the Chair of the Nominating and Corporate Governance Committee to serving as a member of the Issuer's Nominating and Corporate Governance Committee, 179 unvested RSUs previously granted to Mr. Adams for service as the Chair of the Nominating and Corporate Governance Committee were cancelled and 124 RSUs for service as a member of the Nominating and Corporate Governance Committee were granted, which vested or will vest in three equal installments on August 15, 2020, November 15, 2020, and February 15, 2021.
(5)    In May 2020, in connection with Mr. Reese’s transition from serving as a member of the Nominating and Corporate Governance Committee to serving as a member of the Audit Committee, 90 unvested RSUs previously granted to Mr. Reese for service as a member of the Nominating and Corporate Governance Committee were cancelled and 311 RSUs for service on the Audit Committee were granted, which vested or will vest in three equal installments on August 15, 2020, November 15, 2020, and February 15, 2021.
(6)    In May 2020, in connection with Mr. Yarnold’s transition from serving as a member of the Nominating and Corporate Governance Committee to serving as the Chair of the Nominating and Corporate Governance Committee, 90 unvested RSUs previously granted to Mr. Yarnold for service as a member of the Nominating and Corporate Governance Committee were cancelled and 248 RSUs for service as the Chair of the Nominating and Corporate Governance Committee were granted, which vested or will vest in three equal installments on August 15, 2020, November 15, 2020, and February 15, 2021.
(7)    In connection with Ms. DeCarlis’s appointment to and service as a member of the Compensation Committee, 186 RSUs were granted, which vested or will vest in three equal installments on August 15, 2020, November 15, 2020, and February 15, 2021. In addition Ms. DeCarlis was granted 464 RSUs as an initial prorated award upon her becoming a board member on January 15, 2020 that vested as to 100% on February 15, 2020.

Communications with the Board of Directors
Stockholders and all interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Corporate Secretary, at Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The envelope should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.

AUDIT COMMITTEE REPORT
With respect to Model N’s financial reporting process, the management of Model N is responsible for (1) establishing and maintaining internal controls and (2) preparing Model N’s consolidated financial statements. Model N’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Model N’s financial statements.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 30, 2020 with Model N’s management and with PwC, including the results of the independent registered public accounting firm’s audit of Model N’s financial statements. The Audit Committee has also discussed with PwC all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees.”
The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from Model N, as well as any relationships that may impact PwC’s objectivity and independence.
Based on the Audit Committee’s review and discussions with Model N’s management and independent registered public accountants discussed above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in Model N’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors:

Tim Adams (Chair)
Melissa Fisher
Alan Henricks
Scott Reese

RELATED PERSON TRANSACTIONS
Other than the executive and director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and directors discussed below under “Employment Arrangements and Indemnification Agreements,” we were not party to any transactions since October 1, 2019 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.
Statement of Policy Regarding Related Person Transactions
As provided in the Audit Committee Charter, the Audit Committee of our Board of Directors must review and approve in advance any related party transaction. We have also adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our Audit Committee. If the related party is, or is associated with, a member of our Audit Committee, the transaction must be reviewed and approved by another independent body of our Board of Directors. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our Audit Committee for review and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the Audit Committee as soon as reasonably practicable, at which time the Audit Committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related party transaction.
It is our intention to ensure that all transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our Board of Directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of December 21, 2020. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Model N
Jason Blessing	49	Chief Executive Officer and Board member
Chris Lyon	50	Senior Vice President and Chief Revenue Officer
Suresh Kannan	50	Senior Vice President and Chief Product Officer
Mark Anderson	60	Senior Vice President, Global Services
Dave Michaud	55	Senior Vice President and Chief Marketing Officer
Laura Selig	49	Senior Vice President and Chief People Officer
Cathy Lewis	54	Chief Accounting Officer
For information on the business background of Mr. Blessing, see “Proposal No. 1—Election of Directors” above.
Chris Lyon has served as Senior Vice President, and Chief Revenue Officer since April 2019. From August 2017 to March 2019, Mr. Lyon served as Chief Revenue Officer at Total Expert, a provider of SaaS-based marketing solution focused on the financial services industry. From January 2016 to July 2017, Mr. Lyon served as Vice President of North America, Healthcare at Workday, a leading provider of enterprise software. From August 2008 to January 2016, Mr. Lyon held several leadership roles at Workday, including Vice President of North America, Customer Sales and Renewals. Mr. Lyon holds a BA in Business Administration from the University of Minnesota-Duluth.
Suresh Kannan has served as Senior Vice President and Chief Product Officer since September 2019. From January 2017 to September 2019, Mr. Kannan served as Vice President and General Manager at IQVIA, a provider of support services for pharmaceutical, biotech and medical companies and individuals. From October 2014 to December 2016, Mr. Kannan served as Vice President, Global Technology Solutions at IMS Health, a provider in global information and technology services in the healthcare industry. From April 2012 to September 2014, Mr. Kannan served as Vice President of Product Development at IMS Health. Mr. Kannan holds a MBA in Business Administration from the University of California, Berkeley, Haas School of Business.
Mark Anderson has served as Senior Vice President, Global Services since April 2016. From March 2010 to January 2016, Mr. Anderson served as Senior Vice President of Global Solutions Delivery of Vendavo, Inc., a provider of margin and profit optimization solutions. From June 2009 to April 2010, Mr. Anderson served as Vice President of Professional Services of Comergent Technologies, Inc., an information technology and services company. Prior to joining Comergent, Mr. Anderson held several leadership roles in the enterprise software industry, including as Vice President of Professional Services for discrete industries at SAP North America, a provider of business software. Mr. Anderson holds a B.S. in Industrial Engineering from the University of Nebraska and an M.B.A in Operations Management from the Simon School of Business at the University of Rochester.
Dave Michaud has served as Senior Vice President and Chief Marketing Officer since November 6, 2019. From January 2018 to November 2019, Mr. Michaud served as Senior Vice President of Marketing at Plex Systems, Inc., an industry-leading ERP and manufacturing automation solution provider. From April 2014 to December 2017, Mr. Michaud served as Vice President of Product Marketing at Plex Systems. Prior to Plex Systems, Mr. Michaud held marketing leadership positions at Taleo, Eloqua, VMware, PeopleSoft, and Oracle. Mr. Michaud holds a BS in Electrical Engineering from the University of Michigan.
Laura Selig has served as Senior Vice President and Chief People Officer since November 5, 2018. From September 2018 to November 2018, Ms. Selig provided human resources consulting services with a focus on small and mid-sized high growth companies. From January 2016 to June 2018, Ms. Selig served as Vice President, People and Culture at SnapLogic, a provider of self-service integration solutions. From January 2015 to January 2016, Ms. Selig served as Vice President, People at Couchbase, a NoSQL database provider. From November 2007 to January 2015, Ms. Selig served as Vice President, HR at Visa. Ms. Selig holds a BA in Psychology from Indiana University of Pennsylvania.
Cathy Lewis has served as Chief Accounting Officer since January 2019. From March 2010 to April 2018, Ms. Lewis served as the Vice President and Corporate Controller at Ultratech, Inc., a provider of semiconductor process equipment. From August 2008 to June 2009, Ms. Lewis served as Chief Financial Officer at Mark Logic, a provider of enterprise data solutions. From January 2007 to July 2008, Ms. Lewis served Assistant Corporate Controller at Sun Microsystems. Ms. Lewis holds a Bachelors in Accounting and Finance from Colorado State University.

Effective January 1, 2021, John Ederer will serve as our Senior Vice President and Chief Financial Officer. From August 2018 to November 2020, Mr. Ederer served as Chief Financial Officer at K2 Software Inc., a provider of cloud-based and on-premise digital process automation solution. From October 2017 to August 2018, Mr. Ederer served as Vice President of Finance at Mobilelron Inc., a leading provider of cloud and mobile security solutions. From August 2014 to January 2017, Mr. Ederer served as Vice President of Corporate Finance at TIBCO Software Inc., a provider of big data software integration. Mr. Ederer holds a Bachelors in Economics and History from Brown University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2020 executive compensation program. This includes discussion and background information regarding the compensation of our named executive officers. This CD&A is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.
The following executive officers constituted our named executive officers in the fiscal year 2020:

Jason Blessing	Chief Executive Officer
David Barter	Former Senior Vice President and Chief Financial Officer (1)
Chris Lyon	Senior Vice President and Chief Revenue Officer
Suresh Kannan	Senior Vice President and Chief Product Officer
Dave Michaud	Senior Vice President and Chief Marketing Officer
(1) Effective October 8, 2020, Mr. Barter resigned as Senior Vice President and Chief Financial Officer of the Company.

Management Transition
On October 5, 2020, David Barter provided notice to the Company of his intention to resign as Senior Vice President and Chief Financial Officer, effective October 8, 2020.
Executive Summary
Business Highlights
Despite a challenging macroenvironment, fiscal year 2020 was a strong year for Model N. The success of our go-to-market strategy was demonstrated by the addition of new customers, including an expansion within our existing customer base and additional SaaS transition deals. We finished the year with our highest quarterly deal volume in our company’s history. Our effective strategy and strong execution is reflected in 1- and 3-year annualized total stockholder returns of 27% and 33%, respectively, as of September 30, 2020. Additional highlights of our performance for the fiscal year include the following, which include non-GAAP financial measures. Refer to Annex A for a discussion of the definitions and use of non-GAAP measures, including reconciliations of non-GAAP measures to their closest comparable GAAP measures.

•Revenues: Total revenues were $161.1 million, an increase of 14% from fiscal year 2019. Subscription revenues were $116.2 million, an increase of 10% from fiscal year 2019.
•Gross Profit: Gross profit was $95.6 million, an increase of 27% from fiscal year 2019. Gross margin was 59% compared to 53% for fiscal year 2019. Non-GAAP gross profit was $100.8 million, an increase of 22% from fiscal year 2019. Non-GAAP gross margins were 63% compared to 58% for fiscal year 2019. Subscription gross margin was 70% compared to 67% for fiscal year 2019. Non-GAAP subscription gross margin was 73% compared to 71% for fiscal year 2019.
•GAAP Loss and Non-GAAP Income from Operations: GAAP loss from operations was $(6.6) million, an improvement of 56% from fiscal year 2019. Non-GAAP income from operations was $20.6 million, an increase of 75% from fiscal year 2019.
•Net Loss: GAAP net loss was $(13.7) million, an improvement of 29% from fiscal year 2019. GAAP basic and diluted net loss per share attributed to common stockholders was $(0.40) based upon weighted average shares outstanding of 34.0 million compared to net loss per share of $(0.60) for fiscal year 2019 based upon weighted average shares outstanding of 32.2 million.
•Non-GAAP Net Income: Non-GAAP net income was $17.0 million, an increase of 110% from fiscal year 2019. Non-GAAP net income per diluted share was $0.48 based upon diluted weighted average shares outstanding of 35.4 million compared to non-GAAP net income per diluted share of $0.24 for fiscal year 2019 based upon diluted weighted average shares outstanding of 33.4 million.
•Adjusted EBITDA: Adjusted EBITDA was $21.4 million, an increase of 63% from fiscal year 2019.

•Cash and Cash Flows: Cash and cash equivalents as of September 30, 2020 totaled $200.5 million. During fiscal year 2020, the company raised $172.5 million from the issuance of convertible senior notes before issuance costs and paid down $40.0 million in debt, accrued interest and other fees. Net cash provided by operating activities was $14.4 million for fiscal year 2020 compared to net cash provided by operating activities of $10.5 million in fiscal year 2019. Free cash flow was $13.8 million for fiscal year 2020 compared to free cash flow of $10.2 million in fiscal year 2019.
•Total Stockholder Return: 1-year and 3-year annualized total stockholder return through September 30, 2020 equal to 27% and 33%, respectively.
The following chart compares the cumulative total return on our common stock with that of the NASDAQ Composite Index and the NASDAQ Computer Index. The chart assumes $100 was invested at the close of market on September 30, 2015, in our common stock, the NASDAQ Composite Index and the NASDAQ Computer Index, and assumes the reinvestment of any dividends.

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Executive Compensation Highlights

Our fiscal year 2020 executive compensation program was designed to support our compensation objectives and reinforce a strong pay-for-performance culture. In support of these goals, during fiscal year 2020, we took the following compensation actions for our executives, including the named executive officers:

•Base Salary Adjustments between 3% and 6%: Base salary adjustments approved by our Compensation Committee varied from 3% to 6% and were finalized with consideration given to competitive market data provided by the Committee’s independent consultant as well as the performance of each of our executive officers. Base salary for Mr. Kannan, which was established upon his hire date on the last day of our fiscal year 2019, was not adjusted for fiscal year 2020. See "Elements of Our Executive Compensation Program" below for further information.

•Fiscal Year 2020 Bonus Above Target: The fiscal year 2020 bonus opportunities for our executives were based on our level of achievement of pre-specific targets for Net Annualized Recurring Revenue (“Net ARR”), Adjusted EBITDA, and a Customer Satisfaction measure through a net promotor score (“NPS”). Our Compensation Committee approved goals at the beginning of our fiscal year that were considered challenging and aligned with our strategic plan for building long-term stockholder value. Despite the disruption to our business caused by the Covid-19 pandemic, our performance for fiscal year

2020 resulted in achievement equal to 88% of target for our named executive officers, other than Chris Lyon who had achievement equal to 60% of target.
•Performance-based Equity: During fiscal year 2020, our Compensation Committee approved performance-based equity grants equal to 50% and 30% of the target long-term incentive value for our CEO and other named executive officers, respectively (excluding Messrs. Kannan and Michaud, for whom fiscal year 2020 equity consisted of new hire grants). Performance-based equity was eligible to vest based on our level of achievement of Gross Annualized Recurring Revenue (“ARR”) Bookings goals for fiscal year 2020. The Compensation Committee considers Gross ARR bookings an important indicator of our performance and a driver of long-term stockholder value. Our actual Gross ARR bookings were equal to 82.5% of target, which resulted in a 64.9% payout for the PB-RSUs granted in November 2019. These earned shares vest over a three-year period with 33% vesting as of November 15, 2020 and 8.375% vesting quarterly thereafter.
In addition, beginning in March 2020, our Compensation Committee and senior leadership team closely monitored the impact of the growing Covid-19 pandemic on our financial performance and incentive compensation programs to ensure ongoing alignment between our executive’s incentives and our stockholders’ long-term interests during a period of extraordinary market volatility. Our actual performance resulted in our executives earning their fiscal year 2020 bonus and PB-RSUs in amounts that were below the target levels for both programs. Our Compensation Committee did not adjust our performance goals or the payouts under either of our incentive compensation programs for our named executive officers to account for the impact of the pandemic. Our Compensation Committee did approve funding our corporate bonus pool at 100% of target, however, for our employees other than our named executive officers to recognize their strong performance and efforts during a challenging year.
Pay Program Overview
Our compensation program is designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short-term and long-term performance. When making its compensation decisions, our Compensation Committee is mindful to align the interests of our executives with those of our stockholders in order to attain our ultimate objective of driving long-term, sustainable stockholder value. The table below describes the primary elements of our executive compensation program for fiscal year 2020, and the purpose of each element of pay:

Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries may be adjusted based on numerous factors, including a change in an executive’s responsibilities, demonstrated performance or relevant competitive market data.

Short-Term Incentives
Cash incentives reward the achievement of annual corporate and business goals, as well as personal performance objectives. In fiscal year 2020, our annual incentives were based on adjusted EBITDA, recurring revenue and customer satisfaction goals, as well as individual performance.

Long-Term Incentive Equity
Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our executive talent. In fiscal year 2020, we granted executives both time-based restricted stock units ("RSUs") and performance-based RSUs ("PB-RSUs").

Our Compensation Committee believes that executive compensation should be linked to our overall financial performance, strategic success and stockholder returns. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our mission of increasing stockholder value while ensuring that these programs do not encourage excessive risk-taking. We seek to align individual performance with long-term strategic business objectives and stockholder interests in a manner consistent with safe and sound business practices and sustainable financial performance. We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.

Fiscal Year 2020 Target Pay Mix
Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company, and to align the interests of management and stockholders, our compensation program is designed to provide the majority of executive compensation in the form of variable, at-risk pay which is earned based on the Company’s performance. Our Compensation Committee thoughtfully employs the primary compensation elements described in the previous table to achieve these objectives. In fiscal year 2020, our reliance on performance-based cash and equity incentives as well as long-term time-based RSUs resulted in a majority of the target total direct compensation for our named executive officers delivered in at-risk pay, subject to variability in realized pay based on changes in our financial performance and/or stockholder returns, as illustrated below. In the case of the performance-based equity awards granted in fiscal year 2020, the value of the PB-RSUs reported in the Summary Compensation Table differs from the target value established by our Compensation Committee due to a delay in the grant date for financial reporting purposes, which was the result of the approval of the performance goals for the PB-RSU awards occurring in January 2020.
Outreach, Engagement and Say-on-Pay Responsiveness
At our 2020 Annual Meeting of Stockholders, our stockholders were provided with the opportunity to cast an advisory (non-binding) vote on the compensation of our NEOs for fiscal 2019 (the “say-on-pay” proposal). Our stockholders approved the say-on-pay proposal, with more than 95% of the votes cast voting in favor of our executive compensation program.
Our Compensation Committee reviews our executive compensation program annually, taking into consideration feedback from our stockholders, including the results of our say-on-pay vote, as well as market conditions and input from the Compensation Committee’s independent compensation consultant. Taking into consideration the strong support for our 2020 say-on-pay vote, our Compensation Committee determined to retain the key features of our executive compensation program during fiscal year 2020.
Our Compensation Committee considers the results of our say-on-pay vote to be an important input in the evaluation of our approach to executive compensation and the effectiveness of our incentive compensation programs, and will continue to consider input from our stockholders as reflected in the outcome of our annual say-on-pay vote as well as other feedback received throughout the fiscal year.

Compensation Related Policies and Practices
We believe our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Our key practices include:

What We Do	✓ Pay-for-performance philosophy and culture
✓ Strong emphasis on performance-based incentive awards
✓ Responsible use of shares under our long-term incentive program
✓ Rigorous stock ownership requirements for all executives and non-employee directors
✓ A clawback policy applicable to executive officers
✓ Engagement of an independent compensation consultant
✓ Conduct annual stockholder outreach
What We Don’t Do	X No hedging and pledging of Company stock
X No excise tax gross-ups
X No repricing of stock option awards
X No supplemental executive retirement plans
X No resetting of financial targets for performance-based incentive awards
X No excessive perquisites

Executive Compensation Philosophy and Objectives
We operate in a highly competitive and rapidly evolving market. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented employees. Our compensation philosophy is designed to establish and maintain a compensation program that attracts, retains, and rewards employees who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic objectives.
In fiscal year 2020, our Compensation Committee reviewed and assessed our general compensation philosophy, which is intended to align with our core values, yearly performance, and our stockholder interests, as well as to effectively balance our short- and long-term objectives. The Compensation Committee believes that our compensation should support and reward decision-making that is in the best interests of our long-term stockholders, and that a great work environment needs to be supported by competitive pay practices and benefits. When determining the competitiveness of our pay practices, we look at the entire pay and benefit package, taking into account total direct compensation. In assessing the competitiveness of our compensation program, we reference the 50th percentile of the relevant competitive market, and make adjustments, either up or down, to reflect a variety of considerations, including individual performance, scope of responsibilities, criticality of position, retention considerations and internal equity considerations.
The Compensation Committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives and reviews our executive compensation programs at least annually.
Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:
•Facilitate our ability to recruit, retain and motivate top talent;
•Align the interests of our executives with those of our stockholders;
•Provide differentiated pay for performance; and
•Balance short- and long-term strategic objectives.
Compensation Determination Process
Role of Compensation Committee
Our Compensation Committee oversees and administers the compensation program for our executive officers in accordance with its Charter. Our Compensation Committee’s responsibilities include oversight of our equity and incentive-based compensation plans. At least annually, our Compensation Committee reviews our overall compensation strategy, including our use of base salary, incentive compensation and equity-based awards.
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives and approves the compensation of these executives, including our other named executive officers. Our Compensation Committee does not delegate any of its responsibility to determine executive compensation.

Role of Management
Our Compensation Committee receives support from our senior human resources and legal executives in designing our executive compensation program and analyzing competitive market practices. Our CEO regularly participates in Compensation Committee meetings to provide input on our compensation philosophy and objectives. Our CEO also evaluates the performance of our executives and provides recommendations to our Compensation Committee regarding the compensation of our executives, including our named executive officers (other than with respect to his own compensation). None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of Consultants
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During fiscal year 2020, the Compensation Committee retained the services of Compensia as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. In fiscal year 2020, Compensia provided the following support:
•assisted in the review and updating of our compensation peer group;
•analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•provided advice with respect to compensation best practices and market trends for named executive officers and directors;
•assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our named executive officers and other executives; and
•provided ad hoc advice and support throughout the year.
Compensia reported to and worked for the Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee's approval. Prior to engaging Compensia, the Compensation Committee considered the specific independence factors adopted by the SEC and the NYSE and determined that Compensia is independent and that Compensia's work did not raise any conflicts of interest.

Consideration of Compensation Risk
During fiscal 2020, our management team completed a comprehensive evaluation of risk as it relates to the Company’s compensation programs, policies, and practices for all Model N employees. Our Compensation Committee reviewed the findings of this assessment and does not believe that the Company’s compensation policies and practices encourage excessive or inappropriate risk taking or are reasonably likely to have a material adverse effect of the Company.
Based on this review, the Compensation Committee has concluded that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company.
Use of Market Data
With the assistance and recommendations of Compensia, the Compensation Committee adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on industry classification as well as company size in terms of revenue (approximately $75 million to $300 million) and market capitalization (approximately $180 million to $1.6 billion).
For fiscal year 2020, the compensation peer group consisted of the following 20 companies:

Agilysys	PROS Holdings
Benefitfocus	QAD
Brightcove	Rapid7
LivePerson	SPS Commerce
Mitek Systems	Talend S.A.
MobileIron	Upland Software
PagerDuty	Vocera Communications
Phreesia	Zuora
The Compensation Committee evaluates the peer group annually and modifies the peer group as needed. Given that not all of the peer companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey. Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual's performance, experience, and competitive market conditions in making compensation decisions. As such, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the peer group.
Compensation Decision-Making
The Compensation Committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. Instead, the Compensation Committee makes its compensation decisions based on a variety of relevant factors, including those listed below.
For fiscal year 2020, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•a compensation analysis of competitive market data performed by Compensia
•each executive officer’s scope of responsibilities
•each executive officer’s skill set
•each executive officer’s prior experience
•each executive’s time in his or her position
•the individual performance evaluations and the recommendations of our Chief Executive Officer, and
•general market conditions.

The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data. Instead, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.
Elements of Our Executive Compensation Program
The key elements of our executive compensation program are base salary, annual cash bonuses, and equity-based awards. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented executives and motivating our executives and other officers to expend maximum effort to achieve our strategic business goals, including the creation of long-term, sustainable growth of stockholder value.
Base Salaries
We offer base salaries that are intended to provide a level of stable fixed compensation to our executive officers for performance of day-to-day services. Base salaries for our executive officers are generally reviewed annually to determine whether an adjustment is warranted or required, with any changes in base salary generally effective on the first day of our fiscal year. Base salaries for Messrs. Lyon and Kannan were established in connection with their initial offer of employment, and reflect an assessment of competitive market data as well as arm’s-length negotiations between the Company and each individual executive.

For fiscal year 2020, the annualized base salaries for our named executive officers were as follows:

	2019	2020	%
Executive	Base Salary	Base Salary	Change
Jason Blessing	$485,000	$500,000	3.1%
David Barter (1)	$360,000	$375,000	4.2%
Chris Lyon	$335,000	$355,000	6.0%
Suresh Kannan (2)	$360,000	$360,000	—%
Dave Michaud (3)	$—	$310,000	—%
(1) Mr. Barter's employment with Model N terminated effective October 8, 2020.
(2) Mr. Kannan joined the Company on September 30, 2019; his 2019 annualized base salary listed above was in effect for the last day of our fiscal year 2019.
(3) Mr. Michaud joined the Company during Fiscal year 2020; his salary listed above reflects his annualized base salary.

Annual Bonus Plan
We provide our executive officers, including our named executive officers, with the annual opportunity to earn cash bonuses to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves cash bonus decisions for our executive officers in its sole discretion based on a variety of factors, including performance versus certain Company performance metrics, as described below, as well as individual performance.
The bonus targets applicable to our named executive officers for fiscal year 2020 were as follows:

Executive	FY2020 Target Opportunity (as a % of base salary)
Jason Blessing	100%
David Barter (1)	60%
Chris Lyon	100%
Suresh Kannan	60%
Dave Michaud	50%
(1) Mr. Barter's employment with Model N terminated effective October 8, 2020.
Fiscal Year 2020 Performance Metrics and Actual Results
The bonus plan applicable to fiscal year 2020 was based on the attainment of a target level of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). Adjusted EBITDA is defined as net loss, adjusted for depreciation and amortization, stock-based compensation expense, acquisition & integration related expenses, deferred revenue adjustment, interest (income) expense, net, other (income) expenses, net, certain legal expenses, and provision for (benefit from) income taxes. Net Annualized Recurring Revenue (“ARR”) Bookings, and Customer Satisfaction, subject to adjustment for an individual performance factor as determined by our Chief Executive Officer and the Compensation Committee. In establishing the bonuses for named executive officers, the adjusted ARR, EBITDA and NPS metrics were weighted at 50%, 40% and 10%, respectively.
The Compensation Committee approved these performance metrics since, in its view, these were strong indicators of the successful execution of our annual operating plan and that achieving the target level of Net ARR bookings, adjusted EBITDA, and Customer Satisfaction would require a focused and consistent effort by our executive officers throughout the fiscal year. The Compensation Committee may adjust the payouts resulting from our actual performance as measured against these objective metrics upward or downward based on its assessment of individual performance after considering input from our Chief Executive Officer.
For fiscal year 2020, our adjusted EBITDA was $21.4 million, equal to approximately 142% of the $15.1 million target approved at the beginning of the fiscal year and exceeding the threshold performance goal by $6.3 million. Our Customer Satisfaction performance was determined by our Net Promoter Score (“NPS”), which consolidates feedback from our users and provides a valuable non-financial strategic input for our leadership team in running our business. Relative to fiscal year 2019, our NPS score improved 6.3 points, resulting in a score of 13.0 which exceeded the maximum performance target established by the Compensation Committee at the beginning of the year under our fiscal year 2020 executive bonus plan.
The Company has chosen not to disclose our Net ARR bookings targets since it is an internal performance metric and the Company believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the Compensation Committee has endeavored to set the performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our executive team to be attained.
The fiscal year 2020 bonus plan also includes a feature that any amounts funded in excess of 105% of target would be paid in fully vested RSUs. Our Compensation Committee approved this plan feature taking into consideration a desire to maintain an ongoing focus on stockholder value creation and avoid any over-emphasis on short-term results that drive bonus plan payouts.
Fiscal Year 2020 Earned Bonuses
The fiscal 2020 bonuses earned by our named executive officers, reflect the corporate performance factor that was calculated based on our performance against the Net ARR, adjusted EBITDA, and NPS performance goals described above. In approving the bonus payments for our non-CEO named executive officers, our Compensation Committee considered these results as well as the recommendations and individual performance evaluations provided by our Chief Executive Officer. The bonus payment for our Chief Executive Officer was recommended to our Board of Directors by our Compensation Committee following a review of our corporate financial and operational results and our CEO’s individual performance evaluation.

	FY2020 Target Opportunity		FY2020 Earned Incentives
Executive	(as a % of base salary)	FY2020 Base Salary	%	$
Jason Blessing	100%	$500,000	88%	$440,000
David Barter (1)	60%	$375,000	—%	$—
Chris Lyon (2)	100%	$355,000	60%	$213,000
Suresh Kannan	60%	$360,000	88%	$190,080
Dave Michaud (3)	50%	$310,000	88%	$122,947

(1) Mr. Barter's employment with Model N terminated effective October 8, 2020.
(2) Mr. Lyon earned 60% due to his individual performance metrics.
(3) Mr. Michaud's actual bonus payout was prorated based on his employment start date, which was November 6, 2019.
Equity-Based Awards
We use equity awards to motivate and reward our executive officers, including our named executive officers, for long-term corporate performance and to align their interests with those of our stockholders.
Consistent with market practice in technology companies, our long-term incentive program is comprised entirely of full-value equity vehicles, namely time-based and performance-based restricted stock units (“RSUs”). We award RSUs so as to reduce short-term dilution and stock plan share utilization, while providing a long-term, retentive element to the executive pay package. We incorporate performance-based RSUs into the program to further enhance the alignment between pay and the long-term performance of our Company.

Fiscal Year 2020 Equity Awards
In fiscal year 2020, consistent with past practice, we granted our executives, including our named executive officers a mix of performance-based and time-based RSU awards. The annual equity awards granted to our named executive officers were determined by our Compensation Committee after reviewing data from a competitive market analysis prepared Compensia. In addition, our Compensation Committee considers the input of our CEO regarding the individual performance and pay levels for his direct reports. The combination of time-based and performance-based equity awards set forth in the table below reflect a 50% and 30% weighting on performance-based equity for our Chief Executive Officer and other named executive officers, respectively. Equity awards are granted to our named executive officers annually in November, with a target value converted into a number of shares based on the average of the closing prices of our stock during the month of October. In the case of the performance-based equity awards granted in fiscal 2020, the value of the PB-RSUs reported in the Summary Compensation Table differs from the target value established by our Compensation Committee due to a delay in the grant date for financial reporting purposes, which was the result of the approval of the performance goals for the PB-RSU awards occurring in January 2020.

	Time-based	Performance-based
Executive	RSUs (#)	RSUs (#)
Jason Blessing	63,852	63,852
David Barter	29,798	12,770
Chris Lyon	24,832	10,642
Suresh Kannan (1)	65,719	26,643
Dave Michaud	29,953	12,837
(1) Includes a special grant of 3,552 time-based RSUs granted to Mr. Kannan on November 22, 2019, which vested on the six-month anniversary of Mr. Kannan's start date.
Performance-based RSUs
The PB-RSUs were eligible to be earned up to 150% of target based on our achievement of Gross ARR bookings during fiscal year 2020. If performance fell below a minimum performance threshold, the awards would be forfeited. In order for the maximum number of PB-RSUs to be earned, our Gross ARR bookings would have had to exceed the target amount by a minimum of 25%. The threshold Gross ARR goal, for which 50% of the target number of PB-RSUs would be earned, was 25% less than target.
One-third of any shares earned based on our performance during the year will vest on the one-year anniversary of the vesting commencement date, with the remaining earned shares vesting in equal quarterly installments over the following two years. Our use of Gross ARR Bookings as a performance goal is intended to align the incentives of our named executive officers with our financial and strategic priorities, which include a transition away from on-premise to cloud delivery and focus on core technology and life sciences markets. The Company has chosen not to disclose the Gross ARR bookings targets since it is an internal metric and the Company believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the Compensation Committee set the performance goals at definitive, rigorous and objective levels so as to require significant effort and achievement by our named executive officers to be attained.
Our fiscal year 2020 Gross ARR bookings performance was equal to 82.5% of the target approved by our Compensation Committee at the beginning of the fiscal year. This level of performance resulted in our named executive officers earning, based on the performance conditions of the PB-RSUs, 64.9% of the target number of shares granted to them. As described above, one-third of these earned shares will vest on the one-year anniversary of the vesting commencement date, with the remaining earned shares vesting in equal quarterly installments over the following two years.
Time-based RSUs
The time-based RSUs granted to our named executive officers vest over a four-year period with 6.25% of the shares subject to an award vesting each fiscal quarter. The vesting of these awards will accelerate by 100% of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a change in control of Model N as further described below. Additionally in fiscal year 2020, we granted to Mr. Kannan 3,552 time-based RSUs, which vested on the six-month anniversary of Mr. Kannan's start date.

Additional Policies and Practices
Stock Ownership Guidelines
To help ensure a strong alignment between executives and stockholder interests, the Company has adopted an equity ownership policy. The Company requires the Board of Directors and the executive management team to have an equity ownership interest, which includes both vested and unvested time-based restricted stock units in the Company in accordance with the following schedule by the end of the fiscal year marking the fifth (5th) anniversary of becoming subject to these guidelines:

Position	Requirement
Board of Directors	Lesser of 3x Annual Retainer or 12,000 shares
Chief Executive Officer	Lesser of 3x Annual Base Salary or 100,000 shares
Other Executive Officers	Lesser of 1x Annual Base Salary or 30,000 shares
It is expected that an individual who is subject to the policy will be in compliance with the guidelines by the end of the fiscal year marking the fifth anniversary of becoming subject to the policy. Interim targets to achieve are as follows:
•20-25% after year 2
•40-50% after year 3
•70-75% after year 4
•Compliance by year 5
As of September 30, 2020, each member of our Board of Directors and each of our named executive officers satisfied the applicable ownership guideline.
Anti-Hedging and Pledging Policies
Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to the Company’s common stock:
•Hedging their interest in Company shares by selling short or trading or purchasing “put” or “call” options on our common stock or engaging in similar transactions; and
•Pledging any shares of our common stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
As of the date of this Proxy Statement, no shares of Company common stock were pledged by any director or executive officer.

Clawback Policy
In October 2020, our Compensation Committee approved the Model N Compensation Recoupment and Forfeiture Policy (“Clawback Policy”). In approving the policy, the Compensation Committee determined that it is in the Company’s best interests to ensure that all performance-based cash compensation and equity awards reflect actual performance. This Policy covers current and former executive officers, including all officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended and applies to their incentive-based cash compensation and performance- and time-based equity awards.

In the event that compensation is predicated upon the Company achieving certain financial results, and the quarterly or annual financial statements (whether audited or unaudited) are adjusted to correct one or more errors that have a material impact on the Company’s financial statements and the Committee determines that the Executive Officer engaged in fraud or intentional misconduct that materially contributed to the need for such restatement, then the Committee shall, in such circumstances as it deems appropriate, recoup or require forfeiture of any incentive-based cash compensation and performance- and time-based equity awards which recoupment or forfeiture may, in the Committee’s discretion, relate to all or any portion of such amounts that are in excess of any compensation that would have been earned by any Executive Officer based upon the restated financial results, whether such amounts have already been earned, paid, or vested, or whether such amounts are subject to unearned, unvested or unpaid outstanding awards.
Benefits and Perquisites
Our employee benefit programs, including our health, dental, vision, life insurance and disability programs, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees. The Company has a savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Under the Section 401(k) Plan, employer matching contributions are based upon the amount of the employees’ contributions subject to certain limitations.
Our executive officers are generally not provided any perquisite or other benefits not available to our other employees. As disclosed in the Summary Compensation Table below, we do provide our Chief Executive Officer with a car service in connection with his roundtrip commute from his home to our headquarters in San Mateo, California. Our Compensation Committee approved this perquisite in connection with Mr. Blessing’s offer of employment, and believes this expense is in the Company’s interest as a way to maximize Mr. Blessing’s ability to focus on Company business.

Tax and Accounting Treatment of Compensation
We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred. In addition, Section 162(m) of the Internal Revenue Code generally disallows companies to deduct for tax purposes individual compensation expense in excess of $1,000,000 paid to certain executive officers within a taxable year. Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation” effective for taxable years after December 31, 2017. As a result, any cash or equity compensation paid to such executives in excess of $1 million will be non-deductible unless it qualifies for transition relief or applicable “grandfathering” rules. The Compensation Committee seeks to balance the cost and benefit of accounting and tax impacts with our executive compensation goals designed to promote long-term interests. Accordingly, the Compensation Committee retains discretion to approve new compensation or modify existing compensation arrangements that result in a loss of tax deductibility when it believes that such payments are appropriate to attract and retain executive talent.

EMPLOYMENT ARRANGEMENTS
Employment, Severance and Change in Control Arrangements
We have entered into an employment agreement or offer letter with each of our named executive officers in connection with their commencement of employment with us. Each of these arrangements was negotiated with oversight from the Compensation Committee of our Board of Directors.
Typically, these arrangements provide for at-will employment and included our named executive officers’ initial base salary, a discretionary annual incentive bonus opportunity and standard employee benefit plan participation. These arrangements also provided for a recommended equity award grant to be submitted to the Compensation Committee of our Board of Directors for approval, with an exercise price, in the case of stock options, equal to the fair market value of our common stock on the date of grant and subject to our specified vesting requirements. These employment arrangements were each subject to execution of our standard confidential information and invention assignment agreement.
Jason Blessing. We entered into an employment agreement (“Employment Agreement”) with Mr. Blessing, Chief Executive Officer, on May 7, 2018. Pursuant to the Employment Agreement, Mr. Blessing’s initial base salary was established at $415,000 per year. In addition, Mr. Blessing is eligible to receive an annual target bonus of at least 100% of his base salary based on the achievement of individual and Company objectives. On June 7, 2018, in accordance with the terms of his Employment Agreement, Mr. Blessing was granted initial equity awards of (i) $2,175,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $2,175,000 worth of performance-based restricted stock units that will vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Blessing’s employment is at will and may be terminated at any time, with or without cause.
David Barter. We entered into an offer letter agreement with Mr. Barter, our Former Senior Vice President and Chief Financial Officer, on May 7, 2017. Pursuant to the offer letter, Mr. Barter’s initial base salary was established at $310,000 per year. In addition, Mr. Barter is eligible to receive an annual target bonus of $155,000 based on the achievement of Company and personal objectives. On May 22, 2017, in accordance with the terms of his offer letter, Mr. Barter was granted 9,606 RSUs that fully vested on October 31, 2017, 79,250 RSUs, which vest in four equal installments on each annual anniversary of the vesting commencement date, and 26,416 performance-based RSUs that will vest over three years with 50% vesting on the second and third annual anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Effective October, 2020, Mr. Barter's employment as Senior Vice President and Chief Financial Officer ended. In connection with Mr. Barter's resignation, Mr. Barter provided transition services to the Company through November 12, 2020.
Chris Lyon. We entered into an offer letter agreement with Mr. Lyon, Senior Vice President and Chief Revenue Officer, on March 27, 2019. Pursuant to the offer letter, Mr. Lyon’s initial base salary was established at $335,000 per year. In addition, Mr. Lyon is eligible to receive an annual variable compensation target bonus potential of approximately $335,000 if 100% of personal assignment achievement is reached. On June 12, 2019, Mr. Lyon was granted initial equity awards of (i) $910,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $390,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Lyon’s employment is at will and may be terminated at any time, with or without cause.
Dave Michaud. We entered into an offer letter agreement with Mr. Michaud, Senior Vice President and Chief Marketing Officer, on September 27, 2019. Pursuant to the offer letter, Mr. Michaud’s initial base salary was established at $310,000 per year. In addition, Mr. Michaud is eligible to receive an annual variable compensation target bonus equal to 50% of the base salary if Company and personal assignment achievement is reached. On March 9, 2020, Mr. Michaud was granted initial equity awards of (i) $910,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (ii) $390,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria. Mr. Michaud’s employment is at will and may be terminated at any time, with or without cause.
Suresh Kannan. We entered into an offer letter agreement with Mr. Kannan, Senior Vice President and Chief Product Officer, on September 6, 2019. Pursuant to the offer letter, Mr. Kannan’s initial base salary was established at $360,000 per year. In addition, Mr. Kannan is eligible to receive an annual variable compensation target bonus equal to 60% of the base salary if Company and personal assignment achievement is reached. In accordance with the terms of his offer letter, it is anticipated that Mr. Kannan will be granted initial equity awards of (i) $1,750,000 worth of restricted stock units that will vest over four years with 25% vesting on the first annual anniversary of the 15th day of the second month of the quarter and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; (ii) $750,000 worth of performance-based restricted stock units that will vest over three years with 33% vesting on the first annual anniversary of the vesting commencement date, and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date, subject to the achievement of certain performance criteria; and (iii) $100,000 worth of Special Equity that will vest fully on the six month anniversary of his start date. Mr. Kannan’s employment is at will and may be terminated at any time, with or without cause.
Severance and Change in Control Arrangements
The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting the best interests of Model N and its stockholders. Accordingly, our equity award agreements with each of our named executive officers provide for acceleration of vesting of 100% of the unvested shares of our common stock underlying such equity awards in the event of an involuntary termination of employment (as such term is defined in the equity award agreement) within 12 months following a change in control in our Company.
In addition, we entered into a Change in Control and Severance Agreement (“Severance Agreement”) with each of our named executive officers. The Severance Agreements provide that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the executive officer for “good reason,” (each as defined in the Severance Agreement) each named executive officer who is currently employed by us (other than our Chief Executive Officer) would be entitled to receive: (i) a lump sum severance payment of six months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the named executive officer and his or her covered dependents for up to six months will be paid by the Company. If the executive officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits to such individual in exchange for a customary release of claims: (i) a lump sum severance payment of 12 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits for the named executive officer and his or her covered dependents for up to 12 months and (iii) each of the executive officer’s outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
Our Severance Agreement with our Chief Executive Officer provides that in exchange for a customary release of claims, upon a qualifying termination, which means a termination by us without “cause” or a resignation by the Chief Executive Officer for “good reason,” (each as defined in the Severance Agreement)our Chief Executive Officer would be entitled to receive: (i) a lump sum severance payment of 12 months of base salary plus an amount equal to his or her annual target bonus payment for the year of termination, pro-rated to reflect the partial year of service and (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months will be paid by the Company. If the Chief Executive Officer is subject to a qualifying termination within the 12 months following a change in control, then in lieu of the foregoing, the Severance Agreement provides the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of 18 months base salary plus a 100% target bonus payment, (ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for the Chief Executive Officer and his covered dependents for up to 24 months and (iii) each of his outstanding equity awards will accelerate and become vested and exercisable, as applicable, as to 100% of the underlying shares, with any awards subject to performance-based vesting deemed earned based on actual achievement or if no such achievement has been determined, at 100% of target.
These severance arrangements are intended to support our named executive officers’ continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change of control of Model N. Each Severance Agreement has an initial term of three years following the effective date, and will automatically renew for successive three-year periods unless the Company provides the executive officer with notice of non-renewal at least three months prior to the end of the applicable term.

Potential Cost of Termination Payments
In the table below, we have estimated the potential cost to us of the compensation to which each named executive officer would be entitled if he experienced a qualifying termination of employment outside of a change of control of the Company and within 12 months of a change of control of the Company, effective as of September 30, 2020. In each case, equity compensation values are based on the closing price per share of our common stock on September 30, 2020 of $35.28.

	Qualifying Termination			Qualifying Termination in Connection with a Change in Control
Named Executive Officer	Cash Payments ($)	Benefits ($)	Total ($)	Cash Payments ($)	Benefits ($)	Equity Compensation ($)	Total ($)
Jason Blessing	$940,000	$59,261	$999,261	$1,190,000	$59,261	$10,349,211	$11,598,472
David Barter (1)	$187,500	$11,606	$199,106	$375,000	$23,212	$3,337,170	$3,735,382
Chris Lyon	$390,500	$11,606	$402,106	$568,000	$23,212	$2,712,820	$3,304,032
Suresh Kannan	$370,080	$1,657	$371,737	$550,080	$3,314	$2,584,895	$3,138,289
Dave Michaud	$277,947	$14,766	$292,713	$432,947	$29,532	$1,509,631	$1,972,110
(1) Reflects what Mr. Barter would have received in his role as Senior Vice President and Chief Financial Officer, upon a qualifying termination outside of a change of control and within 12 months of a change of control as of September 30, 2020. However, Mr. Barter's service in such role ended as of October 8, 2020 and he did not receive the payments reflected in the table above.

SUMMARY COMPENSATION TABLE
The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended September 30, 2020, 2019 and 2018, as applicable.

Name and Principal Position	Fiscal Year	Base Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($) (2) (3)	All Other Compensation ($)		Total ($)
Jason Blessing	2020	$500,000	$440,000	$3,872,624	$9,774	(4)	$4,822,398
Chief Executive Officer and Member of the Board	2019	$485,000	$708,119	$1,798,300	$38,040	(4)	$3,029,459
	2018	$161,913	$163,036	$5,360,678	$2,954		$5,688,581
David Barter	2020	$375,000	$—	$1,277,508	$—		$1,652,508
Former Senior Vice President and Chief Financial Officer	2019	$360,000	$262,807	$674,418	$—		$1,297,225
	2018	$310,000	$155,000	$637,990	$—		$1,102,990
Chris Lyon (5)	2020	$355,000	$213,000	$1,064,610	$—		$1,632,610
Senior Vice President and Chief Revenue Officer	2019	$167,500	$264,471	$1,311,926	$—		$1,743,897
Suresh Kannan (5)	2020	$360,000	$190,080	$2,770,203	$—		$3,320,283
Senior Vice President and Chief Product Officer	2019	$1,364	$—	$—	$—		$1,364
Dave Michaud (6)	2020	$280,644	$122,947	$1,059,908	$—		$1,463,499
Senior Vice President and Chief Marketing Officer
_________________________
(1)    The amounts in this column reflect cash bonus awards earned by the named executive officers under our bonus plans applicable to fiscal years 2020, 2019 and 2018, as applicable. The bonus plan applicable to fiscal year 2020 is discussed in greater detail in “Executive Compensation” above. Fiscal year 2020 bonuses reflect 88% achievement, except for Chris Lyon's bonus which reflects 60% achievement due to his individual performance metrics.
(2)    The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted under our 2013 Equity Incentive Plan to our named executive officers during the fiscal years ended September 30, 2020, 2019 and 2018 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the RSU awards reported in this column are set forth in Note 11 to our consolidated financial statements included in our fiscal year 2020 Annual Report on Form 10-K filed on November 23, 2020. Note that the amounts reported in this column reflect the accounting cost for these RSU awards, and do not correspond to the actual economic value that may be received by our named executive officers from the RSU awards.
(3)    The fiscal year 2020 stock awards are discussed in greater detail in “Executive Compensation” above.
(4)    Pursuant to Mr. Blessing's employment agreement, the Company provides a car service in connection with Mr. Blessing's roundtrip commute between his home and the Company's offices in San Mateo, California.
(5)    Messrs. Lyon and Kannan were not employees of the Company prior to fiscal year 2019.
(6)    Mr. Michaud first became a named executive officer in fiscal year 2020.

Grants of Plan-Based Awards During Fiscal Year 2020 Table
The following table provides information related to grants of plan-based awards to our named executive officers during fiscal year 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Target ($)(1)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards; Numbers of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (2) (3)
Jason Blessing	11/22/2019	$500,000	$1,000,000	63,852	95,778	63,852	$3,872,624
David Barter	11/22/2019	$225,000	$450,000	12,770	19,155	29,798	$1,277,508
Chris Lyon	11/22/2019	$355,000	$710,000	10,642	15,963	24,832	$1,064,610
Suresh Kannan	11/22/2019	$216,000	$432,000	26,643	39,965	62,167	$2,665,277
	11/22/2019	$—	$—	—	—	3,552	$104,926
Dave Michaud	03/09/2020	$155,000	$310,000	12,837	19,256	29,953	$1,059,908

(1)     There are no threshold levels for the award.
(2)     The amounts reported in this column represent the aggregate grant date fair value of stock awards granted under our 2013 Equity Incentive Plan to our named executive officers during the fiscal year ended September 30, 2020 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the dollar amount recognized for financial statement reporting purposes of the equity awards reported in this column are set forth in Note 2 to our consolidated financial statements included in our fiscal year 2020 Annual Report on Form 10-K. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(3)     The value of the PB-RSUs differs from the value on the November 2019 grant date due to a delay in the grant date for financial reporting purposes, which was the result of the approval of the performance goals for the PB-RSU awards in occuring in January 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End Table
The following table provides information regarding outstanding RSUs held by our named executive officers as of September 30, 2020.

		Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Jason Blessing	06/07/2018	(2)	52,899	$1,866,277	—	$—
	11/30/2018	(5)	36,837	$1,299,609	—	$—
	11/22/2019	(2)	51,879	$1,830,291
	06/07/2018	(3)	—	$—	60,456	$2,132,888
	11/30/2018	(6)	—	$—	27,422	$967,448
	11/22/2019	(6)			63,852	$2,252,698
David Barter (7)	05/22/2017	(4)	19,812	$698,967	—	$—
	03/10/2018	(5)	5,268	$185,855	—	$—
	11/30/2018	(5)	19,337	$682,209	—	$—
	11/22/2019	(5)	24,209	$854,093	—	$—
	03/10/2018	(3)	—	$—	7,024	$247,807
	11/30/2018	(6)	—	$—	6,171	$217,713
	11/22/2019	(6)	—	$—	12,770	$450,526
Chris Lyon	06/12/2019	(2)	33,744	$1,190,488	—	$—
	11/22/2019	(2)	20,176	$711,809	—	$—
	06/12/2019	(6)	—	$—	12,332	$435,073
	11/22/2019	(6)	—	$—	10,642	$375,450
Suresh Kannan	11/22/2019	(2)	46,625	$1,644,930	—	$—
	11/22/2019	(6)			26,643	$939,965
Dave Michaud	03/09/2020	(2)	29,953	$1,056,742	—	$—
	03/09/2020	(6)	—	$—	12,837	$452,889

___________________________
(1)    The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on September 30, 2020, which was $35.28.
(2)    The shares subject to this RSU award vest as to 25% on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date.
(3)    The shares subject to this performance-based RSU award vest as to 50% on the second and third annual anniversaries of the vesting commencement date based on the performance of our stock price relative to the Russell 3000 Index.
(4)    The shares subject to this RSU award vest as to 25% on each annual anniversary of the vesting commencement date.
(5)    The shares subject to this RSU award vest as to 6.25% on each quarterly anniversary of the vesting commencement date.
(6)    The shares subject to this performance-based RSU award vest as to 33% on the first annual anniversary of the vesting commencement date and 8.375% vesting thereafter on each quarterly anniversary of the vesting commencement date based on the achievement of certain Gross Recurring Revenue bookings targets.
(7)    All unvested equity awards held by Mr. Barter were canceled after his transition services period concluded on November 12, 2020.

Stock Vested During Fiscal Year 2020 Table
The following table provides information related to the vesting of RSUs held by our named executive officers during fiscal year 2020. Our named executive officers did not exercise any options during fiscal year 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jason Blessing	224,607	$7,679,819
David Barter	98,669	$3,348,335
Chris Lyon	31,824	$1,069,280
Suresh Kannan	19,094	$680,521
Dave Michaud	—	$—

(1)The aggregate value realized upon the vesting of an RSU represents the aggregate market price of the shares of our common stock on the date of vesting.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
The fiscal year 2020 annual total compensation of our Chief Executive Officer was $4,822,398, the fiscal year 2020 annual total compensation of our median compensated employee was $92,328, and the ratio of these amounts is 52 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. We determined our median compensated employee by using base salary, bonuses, commissions, and grant date fair value of equity awards granted to employees as of the last day of our fiscal year 2020. We applied this measure to our global employee population, excluding our Chief Executive Officer, as of the last day of our fiscal year 2020 and annualized base salaries, bonuses and commissions for permanent full-time and part-time employees that did not work the full year. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rate in effect on the last day or our fiscal year 2020. In addition, we did not exclude any non-U.S. employees under the de minimis or other exceptions set forth in Item 402(u) of Regulation S-K, and did not make any cost-of-living adjustments. Once we determined our median compensated employee using these measures, we calculated the employee’s fiscal year 2020 annual total compensation using the same methodology that is used to calculate our Chief Executive Officer’s annual total compensation in the table entitled “Summary Compensation Table.”
The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE REPORT
The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, our Compensation Committee has recommended to our Board of Directors that the section captioned “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Alan Henricks (Chair)
Baljit Dail
Kim DeCarlis
Dave Yarnold

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of September 30, 2020 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,990,977 (1)	10.57	5,446,618 (2)
Equity compensation plans not approved by security holders	n/a	n/a	n/a

Total	1,990,977	10.57	5,446,618
____________________
(1)    Excludes purchase rights accruing under our 2013 Employee Stock Purchase Plan and includes 1,956,721 shares subject to RSUs.
(2)    Includes 2,664,779 shares of common stock that remain available for purchase under the 2013 Employee Stock Purchase Plan, 2,616,860 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan, and 164,979 shares of common stock reserved for issuance pursuant to the vesting of performance-based RSUs and subject to the achievement of certain performance criteria. Additionally, our 2013 Employee Stock Purchase Plan provides for automatic increases in the number of shares available for issuance under it on October 1 of each year during the term of the 2013 Employee Stock Purchase Plan by the number of shares equal to 2% of the total number of outstanding shares of our common stock on the immediately preceding September 30th (rounded down to the nearest whole share).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of December 21, 2020, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 35,046,440 shares of common stock outstanding at December 21, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or releasable, or that will become exercisable or releasable within 60 days of December 21, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404.

	Shares Beneficially Owned (as of December 21, 2020)
	Number	Percent
Named Executive Officers, Directors and Director Nominees:
Jason Blessing(1)	159,259	*
David Barter(2)	100,283	*
Chris Lyon(3)	17,475	*
Dave Michaud (4)	9,104	*
Suresh Kannan(5)	24,184	*
Alan Henricks(6)	46,088	*
Melissa Fisher(7)	37,440	*
Tim Adams(8)	40,145	*
Baljit Dail(9)	38,259	*
Dave Yarnold(10)	18,937	*
Scott Reese(11)	12,069	*
Kimberly DeCarlis (12)	4,683	*
Manisha Shetty Gulati (13)	—	*
All directors and executive officers as a group (16 persons):(14)	646,382	1.8%
5% Stockholders:
Alger Associates (15)	3,436,963	9.8%
BlackRock, Inc.(16)	2,566,370	7.3%
Joshua M. Schwartz (17)	2,460,819	7.0%
Renaissance Technologies, LLC (18)	2,109,144	6.0%
_________________________
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)    Consists of 140,099 shares held by Mr. Blessing and 19,160 shares subject to restricted stock units held by Mr. Blessing that are releasable within 60 days of December 21, 2020.
(2)     Consists of 100,283 shares held by Mr. Barter and 0 shares subject to restricted stock units held by Mr. Barter that are releasable within 60 days of October 8, 2020.
(3)     Consists of 11,693 shares held by Mr. Lyon and 5,782 shares subject to restricted stock units held by Mr. Lyon that are releasable within 60 days of December 21, 2020.

(4)     Consists of 6,567 shares held by Mr. Michaud and 2,537 shares subject to restricted stock units held by Mr. Michaud that are releasable within 60 days of December 21, 2020.
(5)     Consists of 19,136 shares held by Mr. Kannan and 5,048 shares subject to restricted stock units held by Mr. Kannan that are releasable within 60 days of December 21, 2020.
(6)     Consists of 44,915 shares held by Mr. Henricks and 1,173 shares subject to restricted stock units held by Mr. Henricks that are releasable within 60 days of December 21, 2020.
(7)       Consists of 36,357 shares held by Ms. Fisher and 1,083 shares subject to restricted stock units held by Ms. Fisher that are releasable within 60 days of December 21, 2020.
(8)    Consists of 38,945 shares held by Mr. Adams and 1,200 shares subject to restricted stock units held by Mr. Adams that are releasable within 60 days of December 21, 2020.
(9)  Consists of 36,989 shares held by Mr. Dail and 1,270 shares subject to restricted stock units held by Mr. Dail that are releasable within 60 days of December 21, 2020.
(10) Consists of 17,801 shares held by Mr. Yarnold and 1,136 shares subject to restricted stock units held by Mr. Yarnold that are releasable within 60 days of December 21, 2020.
(11) Consists of 10,956 shares held by Mr. Reese and 1,113 shares subject to restricted stock units held by Mr. Reese that are releasable within 60 days of December 21, 2020.
(12) Consists of 3,611 shares held by Ms. DeCarlis and 1,072 shares subject to restricted stock units held by Ms. DeCarlis that are releasable within 60 days of December 21, 2020.
(13) Ms. Gulati joined our Board of Directors in December 2020, and as such consists of 0 shares held by Ms. Gulati and 0 shares subject to restricted stock units held by Ms. Gulati that are releasable within 60 days of December 21, 2020.
(14) Consists of 591,252 shares held by our directors and executive officers as a group and 55,130 shares subject to options and restricted stock units that are exercisable or releasable within 60 days of December 21, 2020 held by our directors and executive officers as a group.
(15) Based on Schedule 13G filed August 10, 2020 with the SEC. Consists of 3,436,963 shares of common stock held by Alger Associates, Inc., Alger Group Holdings, LLC, and Fred Alger Management, LLC, who each have sole voting and dispositive power over the shares Such shares are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC, (“FAM”) a registered investment adviser. FAM is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. The address for each reporting person is 360 Park Avenue South, New York, NY 10010.
(16) Based on Schedule 13G filed February 05, 2020 with the SEC. Consists of 2,566,370 shares of common stock held by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of Model N, Inc. No one person's interest in the common stock of Model N, Inc is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 1005.
(17) Based on Schedule 13G filed on February 13, 2020 with the SEC. Consists of (i) 56,093 shares of common stock held by Joshua Schwartz; (ii) 396,652 shares of common stock held by JL Nominees Pty Ltd (“JLN”); 571,021 shares of common stock held by LL Nominees Pty Ltd (“LLN”); 1,437,053 shares of common stock held by NL Nominees Pty Ltd (“NLN”). JLN is a proprietary company which acts as the trustee for the Justin Liberman Family Trust. LLN is a proprietary company which acts as the trustee for the Laini Liberman Family Trust. NLM is a proprietary company which acts as the trustee for the Nic Liberman Family Trust. Justin Liberman (“JL”), Laini Liberman (“LL”) and Nic Liberman (“NL”) are each the Director of JLN, LLN and NLN, respectively. Each of JL, LL and NL has the power to vote and dispose of the securities owned by JLN, LLN and NLN, respectively. Accordingly, each of JL, LL and NL is deemed to beneficially own the securities owned by JLN, LLN and NLN, respectively. Joshua Schwartz is serving as advisor to each of JLN, LLN and NLN in regard to the Common Stock owned by it, and Joshua Schwartz has sole voting and dispositive power over the 56,093 shares of common stock held by him. As advisor, Mr. Schwartz has assisted in the selection, timing, sizing and duration of each such proprietary company’s investment in the common stock. The address of Joshua M. Schwartz is c/o the Law Office of Matthew J. Day PLLC, 120 W. 45th Street, Suite 3600, New York, NY 10036.
(18) Based on Schedule 13G filed on February 12, 2020 with the SEC. Consists of 2,109,144 shares of common stock held by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, who each have sole voting and dispositive power over the shares because Renaissance Technologies Holdings Corporation holds majority ownership of Renaissance Technologies LLC. The address for each reporting person is 800 Third Avenue, New York, NY 10022.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal year 2020, all Section 16(a) filing requirements were satisfied on a timely basis.

ADDITIONAL INFORMATION
Stockholder Proposals for 2022 Annual Meeting
Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2022 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than September 10, 2021. Such proposals must be delivered to the Corporate Secretary of Model N at the address listed on the front page.
Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2022 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Corporate Secretary of Model N at the address listed on the front page, no earlier than November 6, 2021 and no later than December 6, 2021.
However, if the date of our 2021 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Corporate Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made.
A copy of the pertinent provisions of the Bylaws is available upon request to the Corporate Secretary of Model N at the address listed on the front page.
Solicitation of Proxies
We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.
Fiscal Year 2020 Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and our 2021 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Model N, Inc., 777 Mariners Island Boulevard, Suite 300, San Mateo, California 94404. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investors” section on our website at: http://investor.modeln.com/annual-meeting/Index?KeyGenPage=1073749823.
OTHER MATTERS
We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.
MODEL N, INC.
January 8, 2021
San Mateo, California

APPENDIX A

Model N, Inc.

2021 Equity Incentive Plan

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.SHARES SUBJECT TO THE PLAN

2.1    Number of Shares Available. Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is one million seven-hundred thousand (1,700,000) Shares, plus (a) any reserved Shares not issued or subject to outstanding awards granted under the Company’s 2013 Equity Incentive Plan, as amended (the “Prior Plan”) on the Effective Date (as defined below), (b) Shares that are subject to awards granted under the Prior Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date, and (c) Shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited.

2.2    Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR, (b) are subject to Awards granted under this Plan that are forfeited, or (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 will not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3    Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4    ISO Limitation. No more than Three Million (3,000,000) Shares will be issued pursuant to the exercise of ISOs granted under the Plan.

2.5    Adjustment of Shares. If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including Shares reserved under sub-clauses (a)-(c) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards,(d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.4 and (e) the maximum number of shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws, provided that fractions of a Share will not be issued.

If, by reason of an adjustment pursuant to this Section 2.5, a Participant’s Award Agreement or other agreement related to any Award, or the Shares subject to such Award, covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions, and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.

3.ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors, and Non-Employee Directors, provided that such Consultants, Directors, and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Participant will be eligible to receive more than two million (2,000,000) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees (including new Employees who are also officers and directors of the Company or any Parent, Subsidiary or Affiliate of the Company) are eligible to receive up to a maximum of four million (4,000,000) Shares in the calendar year in which they commence their employment.

4.ADMINISTRATION.

4.1    Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms, and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)construe and interpret this Plan, any Award Agreement, and any other agreement or document executed pursuant to this Plan;
(b)prescribe, amend, and rescind rules and regulations relating to this Plan or any Award;
(c)select persons to receive Awards;
(d)determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)determine the number of Shares or other consideration subject to Awards;
(f)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary, or Affiliate;
(h)grant waivers of Plan or Award conditions;
(i)determine the vesting, exercisability, and payment of Awards;
(j)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)determine whether an Award has been vested and/or earned;
(l)determine the terms and conditions of any, and to institute any Exchange Program;
(m)reduce or modify any criteria with respect to Performance Factors;
(n)adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or hardships;
(o)adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;
(p)exercise discretion with respect to Performance Awards;
(q)make all other determinations necessary or advisable for the administration of this Plan; and
(r)delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.

4.2    Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant. To the extent that any provision of this Plan or any Award Agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that (i) Awards are treated under this Plan or any Award Agreement so as to be exempt from Section 409A to the maximum permissible extent and, (ii) for any Award, or provision under this Plan or any Award Agreement, where such construction is not tenable, so as to comply with Section 409A to the maximum permissible extent.

4.3    Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.4    Documentation. The Award Agreement for a given Award, the Plan, and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5    Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries, and Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals, provided, however, that no action taken under this Section 4.5 will increase the Share limitations contained in Section 2.1 hereof. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants, and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

5.1    Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length, and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2    Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3    Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option, provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4    Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted, provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.

5.5    Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6    Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.
(a)Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(b)Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.
(c)Cause. Unless otherwise determined by the Committee, if the Participant’s Service terminates for Cause, then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Service), or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in the Plan.
5.7    Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.8    No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended, or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled by issuance of those Shares (which may consist of Restricted Stock) or in cash. All RSUs will be made pursuant to an Award Agreement.

6.1    Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU, (b) the time or times during which the RSU may be settled, (c) the consideration to be distributed on settlement, and (d) the effect of the Participant’s termination of Service on each RSU, provided that no RSU will have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for the RSU; (ii) select from among the Performance Factors to be used to measure the performance, if any; and (iii) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
6.2    Form and Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
6.3    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
7.RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
7.1    Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
7.2    Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.
7.3    Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified period of Service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
7.4    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
8.STOCK BONUS AWARDS. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary, or Affiliate. All Stock Bonus Awards will be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
8.1    Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of Service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

8.2    Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

8.3    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
9.STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash or Shares (which may consist of Restricted Stock) having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs will be made pursuant to an Award Agreement.
9.1    Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR, (b) the Exercise Price and the time or times during which the SAR may be settled, (c) the consideration to be distributed on settlement of the SAR, and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for each SAR; and (ii) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
9.2    Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement will set forth the expiration date, provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
9.3    Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price, by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
9.4    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
10.PERFORMANCE AWARDS.
10.1    Types of Performance Awards. A Performance Award is an award to an eligible Employee, Consultant, or Director that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof. Grants of Performance Awards will be made pursuant to an Award Agreement that cites Section 10 of the Plan.
(a)Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded, and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares will consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee will determine in its sole discretion.
(b)Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded, and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units will consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

(c)Cash-Settled Performance Awards. The Committee may also grant cash-based Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.

10.2    Terms of Performance Awards. The Committee will determine, and each Award Agreement will set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares, (c) the Performance Factors and Performance Period that will determine the time and extent to which each award of Performance Shares will be settled, (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (i) determine the nature, length, and starting date of any Performance Period; (ii) select from among the Performance Factors to be used; and (iii) determine the number of Shares deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. Prior to settlement the Committee will determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3    Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
11.PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)by cancellation of indebtedness of the Company to the Participant;
(b)by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;
(c)by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary;
(d)by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)by any combination of the foregoing; or
(f)by any other method of payment as is permitted by applicable law.
The Committee may limit the availability of any method of payment, to the extent the Committee determines, in its discretion, such limitation is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.
12.GRANTS to Non-Employee directors
12.1    General. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
12.2    Fiscal Year Limitation. No Non-Employee Director may receive Awards under the Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceed $500,000 in value (as described below) in any fiscal year. The value of Awards for purposes of complying with this maximum will be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Company’s regular valuation methodology for determining the grant date fair value of Options for reporting purposes, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.2.
12.3    Eligibility. Awards pursuant to this Section 12 will be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.
12.4    Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards will vest, become exercisable, and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.5    Election to Receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Committee. Such Awards will be issued under the Plan. An election under this Section 12.5 will be filed with the Company on the form prescribed by the Company.
13.WITHHOLDING TAXES.
13.1    Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
13.2    Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld, or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.
14.TRANSFERABILITY. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.
15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1    Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares.
15.2    Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
16.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note, provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18.REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Except in connection with a (i) Corporate Transaction or a (ii) stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other similar change in the capital structure of the Company, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash or other Awards (including Options or SARs) with an exercise price that is less than the exercise price of the original Option or SAR without prior stockholder approval.
19.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary, or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary, or Affiliate to terminate Participant’s employment or other relationship at any time.
21.CORPORATE TRANSACTIONS.
21.1    Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, any or all outstanding Awards shall be:
(a)continued (if the Company is the successor entity);
(b)assumed or substituted by the successor or acquiring entity, or by a parent or subsidiary of the successor or acquiring entity, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments to the exercise price and the number and nature of shares subject to such Awards as may be necessary or desirable under applicable law and the Code;
(c)and/or
(d)cancelled for no consideration.

Notwithstanding the foregoing, solely upon a Corporate Transaction in which the successor or acquiring corporation refuses to assume, substitute, convert, or replace Awards, as provided above, Awards (i) may be settled for the Award’s full value (determined without regard to any vesting conditions and in such consideration determined by the Committee) and then cancelled, provided that any such payment may be subject to vesting based on the Participant’s continued service on a vesting schedule not less favorable to the Participant than the original vesting schedule and (ii) if not settled pursuant to the foregoing subsection (i) shall vest and be exercisable in full, as of the consummation of the Corporate Transaction. Unless otherwise provided in the applicable Award Agreement, any Performance Award shall, immediately prior to, and subject to the consummation of, such Corporate Transaction, vest and be exercisable, based on the greater of (x) actual performance through the date of the Corporate Transaction or (y) prorated target performance, with the number of shares based on a fraction, the numerator of which is the number of days elapsed in the applicable performance period through the date of the Corporate Transaction, and the denominator of which is the total number of days in the applicable performance period. In the event an Award vests and becomes exercisable under the preceding sentences, that such Award will be exercisable for a period of time determined by the Committee in its sole discretion. If an Employee is subject to a termination of the Employee’s employment in connection with or following a Corporate Transaction, the Committee, in its discretion, may provide that outstanding Awards shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Award. Awards need not be treated similarly in a Corporate Transaction and treatment may vary from Award to Award and/or from Participant to Participant.
21.2    Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) granting an Award under this Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
21.3    Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22.ADOPTION AND STOCKHOLDER APPROVAL. This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
23.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).
24.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan, provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval, provided further that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan will affect any then-outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.
25.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26.INSIDER TRADING POLICY. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers, and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.
27.All Awards Subject to Company Clawback or Recoupment Policy. All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
28.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1    “Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
28.2    “Award” means any award under the Plan, including any Option, Performance Award, Restricted Stock, Stock Bonus, Stock Appreciation Right, or Restricted Stock Unit.
28.3    “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4    “Board” means the Board of Directors of the Company.
28.5    “Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this Section 28.5.
28.6    “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.7    “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
28.8    “Common Stock” means the common stock of the Company.
28.9    “Company” means Model N, Inc., a Delaware corporation, or any successor corporation.
28.10    “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render services to such entity.

28.11    “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company), or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
28.12    “Director” means a member of the Board.
28.13    “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
28.14    “Effective Date” means the date the Plan is approved by the stockholders of the Company which shall be within twelve (12) months of the approval of the Plan by the Board.
28.15    “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary, or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
28.16    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.17    “Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled, or exchanged for cash, the same type of Award, or a different Award (or combination thereof).
28.18    “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
28.19    “Fair Market Value” means, as of any date, the value of a Share, determined as follows:
(a)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(b)if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(c)in the case of an Option or SAR grant made on the IPO Registration Date, the price per share at which Shares are initially offered for sale to the public by the Company’s underwriters in the initial public offering of Shares as set forth in the Company’s final prospectus included within the registration statement on Form S-1 filed with the SEC under the Securities Act; or
(d)by the Board or the Committee in good faith.
28.20    “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

28.21    “IPO Registration Date” means the date on which the Company’s registration statement on Form S-1 in connection with its initial public offering of common stock is declared effective by the SEC under the Securities Act.
28.22    “IRS” means the United States Internal Revenue Service.
28.23    “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary, or Affiliate.
28.24    “Option” means an award of an option to purchase Shares pursuant to Section 5.
28.25    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.26    “Participant” means a person who holds an Award under this Plan.
28.27    “Performance Award” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.28    “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)profit before tax;
(b)billings;
(c)revenue;
(d)net revenue;
(e)earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation, and amortization);
(f)operating income;
(g)operating margin;
(h)operating profit;
(i)controllable operating profit or net operating profit;
(j)net profit;
(k)gross margin;
(l)operating expenses or operating expenses as a percentage of revenue;
(m) net income;
(n)earnings per share;
(o)total stockholder return;
(p)market share;
(q)return on assets or net assets;
(r)the Company’s stock price;
(s)growth in stockholder value relative to a pre-determined index;
(t)return on equity;
(u)return on invested capital;
(v)cash flow (including free cash flow or operating cash flows);
(w)cash conversion cycle;
(x)economic value added;
(y)individual confidential business objectives;

(z)contract awards or backlog;
(aa)overhead or other expense reduction;
(ab)credit rating;
(ac)strategic plan development and implementation;
(ad)succession plan development and implementation;
(ae)improvement in workforce diversity;
(af)customer indicators and/or satisfaction;
(ag)new product invention or innovation;
(ah)attainment of research and development milestones;
(ai)improvements in productivity;
(aj)bookings;
(ak)attainment of objective operating goals and employee metrics;
(al)sales;
(am)expenses;
(an)balance of cash, cash equivalents, and marketable securities;
(ao)completion of an identified special project;
(ap)completion of a joint venture or other corporate transaction;
(aq)employee satisfaction and/or retention;
(ar)research and development expenses;
(as)working capital targets and changes in working capital; and
(at)any other metric that is capable of measurement as determined by the Committee.
The Committee may provide for one or more equitable adjustments to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
28.29    “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
28.30    “Performance Share” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.31    “Performance Unit” means an Award as defined in Section 10 and granted under the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.32    “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
28.33    “Plan” means this Model N, Inc. 2021 Equity Incentive Plan.
28.34    “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
28.35    “Restricted Stock Award” means an Award as defined in Section 7 and granted under the Plan, or issued pursuant to the early exercise of an Option.
28.36    “Restricted Stock Unit” means an Award as defined in Section 6 and granted under the Plan.
28.37    “SEC” means the United States Securities and Exchange Commission.

28.38    “Securities Act” means the United States Securities Act of 1933, as amended.
28.39    “Service” will mean service as an Employee, Consultant, Director, or Non-Employee Director, to the Company or a Parent, Subsidiary, or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of any leave of absence approved by the Company. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary, or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. An employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status from an Employee to a Consultant or Non-Employee Director (or vice versa) will not terminate the Participant’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.
28.40    “Shares” means shares of the Common Stock and the common stock of any successor entity of the Company.
28.41    “Stock Appreciation Right” means an Award defined in Section 9 and granted under the Plan.
28.42    “Stock Bonus” means an Award defined in Section 8 and granted under the Plan.
28.43    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.44    “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.45    “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

APPENDIX B

Model N, Inc.
2021 Employee Stock Purchase Plan

1.Purpose. Model N, Inc. adopted the Plan effective as of the Effective Date. The purpose of this Plan is to provide eligible employees of the Company and the Participating Corporations with a means of acquiring an equity interest in the Company, to enhance such employees’ sense of participation in the affairs of the Company. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2.Establishment of Plan. The Company proposes to grant rights to purchase shares of Common Stock to eligible employees of the Company and its Participating Corporations pursuant to this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed, although the Company makes no undertaking or representation to maintain such qualification. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. In addition, with regard to offers of options to purchase shares of Common Stock under the Plan to employees working for a Subsidiary or an Affiliate outside the United States, this Plan authorizes the grant of options under a Non- Section 423 Component that is not intended to meet Section 423 requirements, provided, to the extent necessary under Section 423 of the Code, the other terms and conditions of the Plan are met.
The total number of shares initially reserved for issuance under this Plan will be three million (3,000,000) reserved shares not issued under the Company’s 2013 Employee Stock Purchase Plan on the Effective Date, which number of shares shall be subject to adjustments effected in accordance with Section 14. Any or all such shares may be granted under the Section 423 Component.
3.ADMINISTRATION. The Plan will be administered by the Committee. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all eligible employees and Participants. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to designate the Participating Corporations, to determine whether Participating Corporations shall participate in the Section 423 Component or Non-Section 423 Component and to decide upon any and all claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules, sub-plans, and/or procedures relating to the operation and administration of the Plan designed to comply with local laws, regulations or customs or to achieve tax, securities law or other objectives for eligible employees outside of the United States. The Committee will have the authority to determine the Fair Market Value of the Common Stock (which determination shall be final, binding and conclusive for all purposes) in accordance with Section 8 below and to interpret Section 8 of the Plan in connection with circumstances that impact the Fair Market Value. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company. For purposes of this Plan, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) in which eligible employees of one or more Participating Corporations will participate, and the provisions of the Plan will separately apply to each such separate offering even if the dates of the applicable Offering Periods of each such offering are identical. To the extent permitted by Section 423 of the Code, the terms of each separate offering under the Plan need not be identical, provided that the rights and privileges established with respect to a particular offering are applied in an identical manner to all employees of every Participating Corporation whose employees are granted options under that particular offering. The Committee may establish rules to govern the terms of the Plan and the offering that will apply to Participants who transfer employment between the Company and Participating Corporations or between Participating Corporations, in accordance with requirements under Section 423 of the Code to the extent applicable.
4.ELIGIBILITY.
(a)Any employee of the Company or the Participating Corporations is eligible to participate in an Offering Period under this Plan, except that one or more of the following categories of employees may be excluded from coverage under the Plan by the Committee (other than where such exclusion is prohibited by applicable law):
(i)employees who are customarily employed for twenty (20) hours or less per week;
(ii)employees who are customarily employed for five (5) months or less in a calendar year;
(iii)employees who do not meet any other eligibility requirements that the Committee may choose to impose (within the limits permitted by the Code); and
(iv)individuals who provide services to the Company or any of its Participating Corporations who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

The foregoing notwithstanding, an individual shall not be eligible if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her, if complying with the laws of the applicable country would cause the Plan to violate Section 423 of the Code, or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.
(b)No employee who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, owns stock or holds options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its Parent or Subsidiary shall be granted an option to purchase Common Stock under the Plan. Notwithstanding the foregoing, the rules of Section 424(d) of the Code shall apply in determining share ownership and the extent to which shares held under outstanding equity awards are to be treated as owned by the employee.
5.OFFERING DATES.
(a)Each Offering Period of this Plan may be of up to twenty-seven (27) months duration and shall commence and end at the times designated by the Committee. Each Offering Period shall consist of one or more Purchase Periods during which Contributions made by Participants are accumulated under this Plan.
(b)The initial Offering Period shall commence on February 20, 2021 and shall end with the Purchase Date that occurs six (6) months after the commencement of the initial Offering Period. The initial Offering Period shall consist of one Purchase Period. Thereafter, a six (6) month Offering Period shall commence on each August 20 and February 20, with each such Offering Period also consisting of one six (6)-month Purchase Period, except as otherwise provided by an applicable sub-plan, or on such other date determined by the Committee. The Committee may at any time establish a different duration for an Offering Period or Purchase Period to be effective after the next scheduled Purchase Date, up to a maximum duration of twenty-seven (27) months.
6.PARTICIPATION IN THIS PLAN.
(a)Any employee who is an eligible employee determined in accordance with Section 4 immediately prior to the initial Offering Period will be eligible to participate in this Plan, subject to the requirement of Section 6(b) hereof and the other terms and provisions of this Plan.
(b)A Participant may elect to participate in this Plan by submitting an enrollment agreement prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.
(c)Once an employee becomes a Participant in an Offering Period, then such Participant will automatically participate in each subsequent Offering Period commencing immediately following the last day of the prior Offering Period unless the Participant withdraws or is deemed to withdraw from this Plan or terminates further participation in an Offering Period as set forth in Section 11 below. A Participant who is continuing participation pursuant to the preceding sentence is not required to file any additional enrollment agreement in order to continue participation in this Plan; a Participant who is not continuing participation pursuant to the preceding sentence is required to file an enrollment agreement prior to the commencement of the Offering Period (or such earlier date as the Committee may determine) to which such agreement relates.
7.GRANT OF OPTION ON ENROLLMENT. Becoming a Participant with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date up to that number of shares of Common Stock determined by a fraction, the numerator of which is the amount accumulated in such Participant’s Contribution account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date (but in no event less than the par value of a shares of Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Purchase Date; provided, however, that for the Purchase Period within the initial Offering Period the numerator shall be fifteen percent (15%) of the Participant’s compensation for such Purchase Period, or such lower percentage as determined by the Committee prior to the start of the Offering Period, and provided, further, that the number of shares of Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(b) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(a) below with respect to the applicable Purchase Date.
8.PURCHASE PRICE. The Purchase Price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:
(a)The Fair Market Value on the Offering Date; or
(b)The Fair Market Value on the Purchase Date.

9.PAYMENT OF PURCHASE PRICE; CONTRIBUTION CHANGES; SHARE ISSUANCES.
(a)The Purchase Price shall be accumulated by regular payroll deductions made during each Offering Period, unless the Committee determines that contributions may be made in another form (including but not limited to with respect to categories of Participants outside the United States that Contributions may be made in another form due to local legal requirements). The Contributions are made as a percentage of the Participant’s Compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. “Compensation” shall mean base salary (or, with respect to a foreign jurisdiction, equivalent cash compensation) or regular hourly wages; however, the Committee shall have discretion to adopt a definition of Compensation from time to time of all cash compensation reported on the employee's Form W-2 or corresponding local country tax return, including without limitation base salary or regular hourly wages, bonuses, incentive compensation, commissions, overtime, shift premiums, and draws against commissions (or in foreign jurisdictions, equivalent cash compensation). For purposes of determining a Participant’s Compensation, any election by such Participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code (or in foreign jurisdictions, equivalent deductions) shall be treated as if the Participant did not make such election. Contributions shall commence on the first payday following the last Purchase Date (with respect to the initial Offering Period, as soon as practicable following the effective date of filing with the U.S. Securities and Exchange Commission a securities registration statement for the Plan) and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Notwithstanding the foregoing, the terms of any sub-plan may permit matching shares without the payment of any purchase price.
(b)A Participant may decrease the rate of Contributions during an Offering Period by filing with the Company or a third party designated by the Company a new authorization for Contributions, with the new rate to become effective no later than the second payroll period commencing after the Company’s receipt of the authorization and continuing for the remainder of the Offering Period unless changed as described below. A decrease in the rate of Contributions may be made once during any Offering Period, or more frequently under rules determined by the Committee. A Participant may increase or decrease the rate of Contributions for any subsequent Offering Period by filing with the Company or a third party designated by the Company a new authorization for Contributions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.
(c)A Participant may reduce his or her Contribution percentage to zero during an Offering Period by filing with the Company or a third party designated by the Company a request for cessation of Contributions. Such reduction shall be effective beginning no later than the second payroll period after the Company’s receipt of the request and no further Contributions will be made for the duration of the Offering Period. Contributions credited to the Participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock in accordance with Subsection (e) below. A reduction of the Contribution percentage to zero shall be treated as such Participant’s withdrawal from such Offering Period and the Plan, effective as of the day after the next Purchase Date following the filing date of such request with the Company.
(d)All Contributions made for a Participant are credited to his or her book account under this Plan and are deposited with the general funds of the Company, except to the extent local legal restrictions outside the United States require segregation of such Contributions. No interest accrues on the Contributions, except to the extent required due to local legal requirements. All Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions, except to the extent necessary to comply with local legal requirements outside the United States.
(e)On each Purchase Date, so long as this Plan remains in effect and provided that the Participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under this Plan and have all Contributions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price per share shall be as specified in Section 8 of this Plan. Any fractional share, as calculated under this Subsection (e), shall be rounded down to the next lower whole share, unless the Committee determines with respect to all Participants that any fractional share shall be credited as a fractional share. Any amount remaining in a Participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of the Common Stock shall be returned to the Participant without interest (except to the extent necessary to comply with local legal requirements outside the United States); however, the Committee may determine that such amounts shall be carried forward into the next Purchase Period or Offering Period, as the case may be, to the extent permitted under Code Section 423. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the Participant, without interest (except to the extent required due to local legal requirements outside the United States). No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date, except to the extent required due to local legal requirements outside the United States.
(f)As promptly as practicable after the Purchase Date, the Company shall issue shares for the Participant’s benefit representing the shares purchased upon exercise of his or her option.
(g)During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(h)To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company and the Participating Corporation employing the Participant for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company or any Subsidiary or Affiliate, as applicable, may withhold, by any method permissible under the applicable law, the amount necessary for the Company or Subsidiary or Affiliate, as applicable, to meet applicable withholding obligations, including any withholding required to make available to the Company or Subsidiary or Affiliate, as applicable, any tax deductions or benefits attributable to the sale or early disposition of shares of Common Stock by a Participant. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
10.LIMITATIONS ON SHARES TO BE PURCHASED.
(a)Any other provision of the Plan notwithstanding, no Participant shall purchase Common Stock with a Fair Market Value in excess of the following limit:
(i)In the case of Common Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary).
(ii)In the case of Common Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary) in the current calendar year and in the immediately preceding calendar year.
(iii)In the case of Common Stock purchased during an Offering Period that commenced two calendar years prior, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Common Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary) in the current calendar year and in the two immediately preceding calendar years.
For purposes of this Subsection (a), the Fair Market Value of Common Stock shall be determined in each case as of the beginning of the Offering Period in which such Common Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (a) from purchasing additional Common Stock under the Plan, then his or her Contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Purchase Period that will end in the next calendar year (if he or she then is an eligible employee), provided that when the Company automatically resumes such Contributions, the Company must apply the rate in effect immediately prior to such suspension.
(b)In no event shall a Participant be permitted to purchase more than Five Thousand (5,000) shares on any one Purchase Date or such lesser number as the Committee shall determine. If a lower limit is set under this Subsection (b), then all Participants will be notified of such limit prior to the commencement of the next Offering Period for which it is to be effective.
(c)If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company will give notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected.
(d)Any Contributions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10, and not covered by Section 9(e), shall be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest (except to the extent required due to local legal requirements outside the United States).
11.WITHDRAWAL.
(a)Each Participant may withdraw from an Offering Period under this Plan pursuant to a method specified for such purpose by the Company. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.
(b)Upon withdrawal from this Plan, the accumulated Contributions shall be returned to the withdrawn Participant, without interest (except to the extent required due to local legal requirements outside the United States), and his or her interest in this Plan shall terminate. In the event a Participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for Contributions in the same manner as set forth in Section 6 above for initial participation in this Plan.

12.TERMINATION OF EMPLOYMENT. Termination of a Participant’s employment for any reason, including retirement, death, disability, or the failure of a Participant to remain an eligible employee of the Company or of a Participating Corporation, immediately terminates his or her participation in this Plan (except as required due to local legal requirements outside the United States). In such event, accumulated Contributions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest (except to the extent required due to local legal requirements outside the United States). For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Corporation in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under local law.
13.RETURN OF CONTRIBUTIONS. In the event a Participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the Participant all accumulated Contributions credited to such Participant’s account. No interest shall accrue on the Contributions of a Participant in this Plan (except to the extent required due to local legal requirements outside the United States).
14.CAPITAL CHANGES. If the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Committee shall adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 2 and 10 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with the applicable securities laws; provided that fractions of a share will not be issued.
15.NONASSIGNABILITY. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.
16.USE OF PARTICIPANT FUNDS AND REPORTS. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be required to segregate Participant Contributions (except to the extent required due to local legal requirements outside the United States). Until shares are issued, Participants will only have the rights of an unsecured creditor unless otherwise required under local law. Each Participant shall receive, or have access to, promptly after the end of each Purchase Period a report of his or her account setting forth the total Contributions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.
17.NOTICE OF DISPOSITION. Each U.S. taxpayer Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.
18.NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Corporation, or restrict the right of the Company or any Participating Corporation to terminate such employee’s employment.
19.EQUAL RIGHTS AND PRIVILEGES. All eligible employees granted an option under the Section 423 Component of this Plan shall have equal rights and privileges with respect to this Plan or within any separate offering under the Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code, without further act or amendment by the Company, the Committee or the Board, shall be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.
20.NOTICES. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.TERM; STOCKHOLDER APPROVAL. This Plan will become effective on the Effective Date. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares that are subject to such stockholder approval before becoming available under this Plan shall occur prior to stockholder approval of such shares and the Board or Committee may delay any Purchase Date and postpone the commencement of any Offering Period subsequent to such Purchase Date as deemed necessary or desirable to obtain such approval (provided that if a Purchase Date would occur more than six (6) months after commencement of the Offering Period to which it relates, then such Purchase Date shall not occur and instead such Offering Period shall terminate without the purchase of such shares and Participants in such Offering Period shall be refunded their Contributions without interest). This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 25 below), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) the tenth anniversary of the Effective Date.
22.DESIGNATION OF BENEFICIARY.
(a)If authorized by the Committee, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under this Plan in the event of such Participant’s death prior to a Purchase Date. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.
(b)If authorized by the Company, such designation of beneficiary may be changed by the Participant at any time by written notice filed with the Company at the prescribed location before the Participant’s death. In the event of the death of a Participant and, if applicable, in the absence of a beneficiary validly designated under this Plan who is living at the time of such Participant’s death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash to the spouse or, if no spouse is known to the Company, then to any one or more dependents or relatives.
23.CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, exchange control restrictions and/or securities law restrictions outside the United States, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Shares may be held in trust or subject to further restrictions as permitted by any subplan.
24.APPLICABLE LAW. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.
25.AMENDMENT OR TERMINATION. The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. Unless otherwise required by applicable law, if the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 14). If an Offering Period is terminated prior to its previously-scheduled expiration, all amounts then credited to Participants’ accounts for such Offering Period, which have not been used to purchase shares of Common Stock, shall be returned to those Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. Further, the Committee will be entitled to change the Purchase Periods and Offering Periods, limit the frequency and/or number of changes in the amount contributed during an Offering Period, establish the exchange ratio applicable to amounts contributed in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the administration of the Plan, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts contributed from the Participant’s base salary and other eligible compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan. Such actions will not require stockholder approval or the consent of any Participants. However, no amendment shall be made without approval of the stockholders of the Company (obtained in accordance with Section 21 above) within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would: (a) increase the number of shares that may be issued under this Plan; or (b) change the designation of the employees (or class of employees) eligible for participation in this Plan. In addition, in the event the Board or Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequences including, but not limited to: (i) amending the definition of Compensation, including with respect to an Offering Period underway at the time; (ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price; (iii) shortening any Offering Period by setting a Purchase Date, including an Offering Period underway at the time of the Committee’s action; (iv) reducing the maximum percentage of Compensation a participant may elect to set aside as Contributions; and (v) reducing the maximum number of shares a Participant may purchase during any Offering Period. Such modifications or amendments will not require approval of the stockholders of the Company or the consent of any Participants.

26.CORPORATE TRANSACTIONS. In the event of a Corporate Transaction, the Offering Period for each outstanding right to purchase Common Stock will be shortened by setting a new Purchase Date and will end on the new Purchase Date. The new Purchase Date shall occur on or prior to the consummation of the Corporate Transaction, as determined by the Board or Committee, and the Plan shall terminate on the consummation of the Corporate Transaction.
27.CODE SECTION 409A; TAX QUALIFICATION.
(a)Options granted under the Plan generally are exempt from the application of Section 409A of the Code. However, options granted to U.S. taxpayers which are not intended to meet the Code Section 423 requirements are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to Subsection (b), options granted to U.S. taxpayers outside of the Code Section 423 requirements shall be subject to such terms and conditions that will permit such options to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares of Common Stock subject to an option be delivered within the short-term deferral period. Subject to Subsection (b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Committee determines that an option or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the option shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
(b)Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Subsection (a). The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
28.DEFINITIONS.
(a)“Affiliate” means any entity, other than a Subsidiary or Parent, (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(d)“Committee” shall mean the Compensation Committee of the Board that consists exclusively of one or more members of the Board appointed by the Board.
(e)“Common Stock” shall mean the common stock of the Company.
(f)“Company” shall mean Model N, Inc.
(g)“Contributions” means payroll deductions taken from a Participant's Compensation and used to purchase shares of Common Stock under the Plan and, to the extent payroll deductions are not permitted by applicable laws (as determined by the Committee in its sole discretion) contributions by other means, provided, however, that allowing such other contributions does not jeopardize the qualification of the Plan as an “employee stock purchase plan” under Section 423 of the Plan.
(h)“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
(i)“Effective Date” means the date the Plan is approved by the stockholders of the Company which shall be within twelve (12) months of the approval of the Plan by the Board.
(j)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(k)“Fair Market Value” shall mean, as of any date, the value of a share of Common Stock determined as follows:
(1)if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;
(2)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;
(3)if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; and
(4)if none of the foregoing is applicable, by the Board or the Committee in good faith.
(l)“Non-Section 423 Component” means the part of the Plan which is not intended to meet the requirements set forth in Section 423 of the Code.
(m)“Notice Period” shall mean within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased.
(n)“Offering Date” shall mean the first business day of each Offering Period. However, for the initial Offering Period the Offering Date shall be the Effective Date.
(o)“Offering Period” shall mean a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Committee pursuant to Section 5(a).
(p)“Parent” shall have the same meaning as “parent corporation” in Sections 424(e) and 424(f) of the Code.
(q)“Participant” shall mean an eligible employee who meets the eligibility requirements set forth in Section 4 and who is either automatically enrolled in the initial Offering Period or who elects to participate in this Plan pursuant to Section 6(b).
(r)“Participating Corporation” shall mean any Parent, Subsidiary or Affiliate that the Committee designates from time to time as eligible to participate in this Plan. For purposes of the Section 423 Component, only the Parent and Subsidiaries may be Participating Corporations, provided, however, that at any given time a Parent or Subsidiary that is a Participating Corporation under the Section 423 Component shall not be a Participating Corporation under the Non-Section 423 Component. The Committee may provide that any Participating Corporation shall only be eligible to participate in the Non-Section 423 Component.
(s)“Plan” shall mean this Model N, Inc. 2021 Employee Stock Purchase Plan, as may be amended from time to time.
(t)“Purchase Date” shall mean the last business day of each Purchase Period.
(u)“Purchase Period” shall mean a period during which Contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Committee pursuant to Section 5(b).
(v)“Purchase Price” shall mean the price at which Participants may purchase shares of Common Stock under the Plan, as determined pursuant to Section 8.
(w)“Section 423 Component” means the part of the Plan, which excludes the Non-Section 423 Component, pursuant to which options to purchase shares of Common Stock under the Plan that satisfy the requirements for “employee stock purchase plans” set forth in Section 423 of the Code may be granted to eligible employees.
(x)“Subsidiary” shall have the same meaning as “subsidiary corporation” in Sections 424(e) and 424(f) of the Code.

ANNEX A

NON-GAAP FINANCIAL MEASURES

We have provided in this proxy statement financial information that has not been prepared in accordance with accounting standards generally accepted in the United States of America (“GAAP”). We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below.
A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this Annex A.
Our reported results include certain non-GAAP financial measures, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP subscription gross profit, non-GAAP subscription gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and adjusted EBITDA. Non-GAAP gross profit excludes stock-based compensation expenses, amortization of intangible assets, and deferred revenue adjustments as they are often excluded by other companies to help investors understand the operational performance of their business. Non-GAAP income (loss) from operations excludes stock-based compensation expense, amortization of intangible assets, and deferred revenue adjustments. Non-GAAP net income (loss) excludes stock-based compensation expense, amortization of intangible assets, amortization of debt discount and issuance costs, and deferred revenue adjustments. Additionally, stock-based compensation expense varies from period to period and from company to company due to such things as valuation methodologies and changes in stock price. Adjusted EBITDA is defined as net loss, adjusted for depreciation and amortization, stock-based compensation expense, acquisition & integration related expenses, deferred revenue adjustment, interest (income) expense, net, other (income) expenses, net, and provision for (benefit from) income taxes. Reconciliation tables are provided in this Annex A.

Model N, Inc.
Reconciliation of GAAP to Non-GAAP Operating Results
(in thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Reconciliation from GAAP net loss to adjusted EBITDA
GAAP net loss	$(3,657)	$(5,655)	$(13,664)	$(19,293)
Reversal of non-GAAP items
Stock-based compensation expense	5,268	8,518	22,500	21,340
Depreciation and amortization	1,335	1,599	5,498	6,790
Interest expense, net	3,371	620	6,322	2,933
Other expenses (income), net	347	(89)	(76)	319
Provision for income taxes	302	61	812	1,030
Adjusted EBITDA	$6,966	$5,054	$21,392	$13,119

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Reconciliation from GAAP gross profit to non-GAAP gross profit
GAAP gross profit	$24,872	$19,650	$95,560	$75,105
Reversal of non-GAAP expenses
Stock-based compensation (a)	980	2,455	4,094	5,362
Amortization of intangible assets (b)	282	476	1,193	1,904
Non-GAAP gross profit	$26,134	$22,581	$100,847	$82,371
Percentage of revenue	63.0%	61.7%	62.6%	58.3%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Reconciliation from GAAP subscription gross profit to non-GAAP subscription gross profit
GAAP subscription gross profit	$21,093	$18,469	$81,723	$70,001
Reversal of non-GAAP expenses
Stock-based compensation (a)	436	1,104	1,865	2,468
Amortization of intangible assets (b)	282	476	1,193	1,904
Non-GAAP subscription gross profit	$21,811	$20,049	$84,781	$74,373

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Reconciliation from GAAP operating income (loss) to non-GAAP operating income
GAAP operating income (loss)	$363	$(5,063)	$(6,606)	$(15,011)
Reversal of non-GAAP expenses
Stock-based compensation (a)	5,268	8,518	22,500	21,340
Amortization of intangible assets (b)	1,171	1,366	4,751	5,467
Non-GAAP operating income	$6,802	$4,821	$20,645	$11,796

Numerator
Reconciliation between GAAP net loss and non-GAAP net income
GAAP net loss	$(3,657)	$(5,655)	$(13,664)	$(19,293)
Reversal of non-GAAP expenses
Stock-based compensation (a)	5,268	8,518	22,500	21,340
Amortization of intangible assets (b)	1,171	1,366	4,751	5,467
Amortization of debt discount and issuance costs (c)	$2,287	$178	$3,405	$579
Non-GAAP net income	$5,069	$4,407	$16,992	$8,093

Denominator
Reconciliation between GAAP and non-GAAP net income (loss) per share
Shares used in computing GAAP net loss per share:
Basic	34,684	32,846	34,008	32,232
Diluted	34,684	32,846	34,008	32,232
Shares used in computing non-GAAP net income per share
Basic	34,684	32,846	34,008	32,232
Diluted	36,413	34,149	35,366	33,423
GAAP net loss per share
Basic and diluted	$(0.11)	$(0.17)	$(0.40)	$(0.60)
Non-GAAP net income per share
Basic	$0.15	$0.13	$0.50	$0.25
Diluted	$0.14	$0.13	$0.48	$0.24

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Amortization of intangibles assets recorded in the statements of operations
Cost of revenues
Subscription	$282	$476	$1,193	$1,904
Professional services	—	—	—	—
Total amortization of intangibles assets in cost of revenue (b)	282	476	1,193	1,904
Operating expenses
Research and development	—	—	—	—
Sales and marketing	889	890	3,558	3,563
General and administrative	—	—	—	—
Total amortization of intangibles assets in operating expense (b)	889	890	3,558	3,563
Total amortization of intangibles assets (b)	$1,171	$1,366	$4,751	$5,467

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Stock-based compensation recorded in the statements of operations
Cost of revenues
Subscription	$436	$1,104	$1,865	$2,468
Professional services	544	1,351	2,229	2,894
Total stock-based compensation in cost of revenue (a)	980	2,455	4,094	5,362
Operating expenses
Research and development	882	1,749	4,625	4,145
Sales and marketing	1,571	1,817	6,160	4,641
General and administrative	1,835	2,497	7,621	7,192
Total stock-based compensation in operating expense (a)	4,288	6,063	18,406	15,978
Total stock-based compensation (a)	$5,268	$8,518	$22,500	$21,340

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of adjusted EBITDA, gross profit, gross margin, income from operations, net income, weighted average shares outstanding and net income per share, which are adjusted to exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs and include dilutive shares where applicable. We believe these adjustments are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operating results and trends and our marketplace performance. The non-GAAP results are an indication of our baseline performance that are considered by management for the purpose of making operational decisions. In addition, these non-GAAP results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating income (loss), net loss or basic and diluted net loss per share prepared in accordance with generally accepted accounting principles in the United States. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

While a large component of our expenses incurred in certain periods, we believe investors may want to exclude the effects of these items in order to compare our financial performance with that of other companies and between time periods:

(a)Stock-based compensation is a non-cash expense accounted for in accordance with FASB ASC Topic 718. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies.

(b)Amortization of intangible assets resulted principally from acquisitions. Intangible asset amortization is a non-cash item. As such, we believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies.

(c)Amortization of debt discount and issuance costs. Amortization of debt discount and issuance costs is a non-cash item. As such, we believe exclusion of these expenses provides for a better comparison of our operating results to prior periods and to our peer companies. Fiscal year 2019 has been revised to exclude the amortization of debt discounts and issuance costs related to our term loan and promissory note to better provide consistency between the periods.

ANNUAL MEETING OF STOCKHOLDERS OF

MODEL N, INC.

February 19, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/291527551 (password: Modn2021) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at
https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/ViewMaterial?CoNumber=18179

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20333303000000000000 4 021921

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class II Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Baljit Dail
- ○ Melissa Fisher
- ○ Alan Henricks

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and "FOR" Proposals 2, 3, 4 and 5.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MODEL N, INC.

Proxy for Annual Meeting of Stockholders on February 19, 2021

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jason Blessing and Cathy Lewis as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Model N, Inc. held of record by the undersigned at the close of business on December 21, 2020 at the Annual Meeting of Stockholders to be held February 19, 2021 at 11:30 a.m. Pacific Time via live webcast at https://web.lumiagm.com/291527551 (password: Modn2021), and at any adjournment thereof.

(Continued and to be signed on the reverse side)

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